Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

CULLIGAN INTERNATIONAL COMPANY,

AMBERJACK MERGER SUB LIMITED

and

AQUAVENTURE HOLDINGS LIMITED

Dated as of December 23, 2019

Exhibit A – Articles of Merger

Exhibit B – Plan of Merger

Exhibit C – Memorandum of Association and Articles of Association of the Surviving Company

INDEX OF DEFINED TERMS

Term	Section
2019 Audited Financial Statements	5.6
Acquisition Inquiry	5.2
Acquisition Proposal	5.2
Acquisition Transaction	5.2
Action	8.5
Adverse Recommendation Change	5.2
Affiliate	8.5
Agreement	Preamble
Alternative Acquisition Agreement	7.1
Alternative Debt Financing	5.6
Anti-Bribery Law	8.5
Antitrust Law	8.5
Articles of Merger	1.3
Best Efforts Debt Financing	5.6
Book-Entry Shares	2.3
Borrower	4.5
Breakup Fee	7.3
Business Day	8.5
BVI Act	Recitals
Certificate	2.3
Citi	3.18
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Articles	1.5
Company Board	3.2
Company Contract	3.13
Company Disclosure Letter	Article III
Company Employee	5.7
Company IP Contract	8.5
Company Memorandum	1.5
Company Phantom Unit	8.5
Company Plans	3.11
Company Recommendation	5.3
Company Registered IP	8.5
Company SEC Documents	3.6
Company Shareholder Approval	3.2
Company Stock Option	8.5

Term	Section
Company Stock Plans	8.5
Confidentiality Agreement	5.4
Contract	8.5
Control	8.5
Copyrights	8.5
Debt Commitment Letter	4.5
Debt Fee Letter	4.5
Debt Financing	4.5
Debt Financing Sources	8.5
Dissenting Shares	8.5
Effective Time	1.3
Environmental Laws	8.5
Equitable Exceptions	3.2
Equity Commitment Letter	4.5
Equity Financing	4.5
ERISA	3.11
ERISA Affiliate	3.11
ESPP	2.2
Exchange Act	3.3
Existing First Lien Parent Credit Facility	8.5
Existing Second Lien Parent Credit Facility	8.5
Export Control Laws	8.5
Financing	4.5
Financing Commitments	4.5
Financing Cooperation Expenses	7.4
Foreign Plan	3.11
GAAP	3.6
Governmental Entity	8.5
Hazardous Materials	8.5
HSR Act	3.3
Indemnified Person	5.10
Intellectual Property	8.5
Intervening Event	5.2
IRS	3.11
Knowledge	8.5
Law	8.5
Leased Real Property	3.14
Lender Parties	4.5
Licensed Intellectual Property	8.5
Lien	8.5

v

Term	Section
Material Adverse Effect	8.5
Maximum Amount	5.10
Measurement Time	3.4
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
Ordinary Shares	3.4
Outside Date	7.1
Owned Intellectual Property	3.15
Owned Real Property	3.14
Paid Off Indebtedness	5.6
Parent	Preamble
Parent Material Adverse Effect	8.5
Parent Plan	5.7
Parent Refinancing	8.5
Parent Termination Fee	7.4
Patents	8.5
Paying Agent	2.3
Payment Fund	2.3
Permits	3.10
Permitted Lien	8.5
Person	8.5
Plan of Merger	1.3
Proxy Statement	5.3
Recommendation Change Notice	5.2
Registrar	1.3
Representatives	8.5
Required Information	8.5
RSU	8.5
Sanctioned Person	8.5
Sanctions	8.5
Sarbanes Oxley Act	8.5
SEC	3.6
Securities Act	3.6
Shareholder Litigation	8.5
Shareholder Notice	5.3
Shareholders Meeting	5.3
Shares	2.1
Solvent	4.6
Special Committee	8.5

Term	Section
Specified Jurisdictions	8.5
Sponsor	4.5
Subsidiary	8.5
Superior Proposal	5.2
Surviving Company	1.1
Takeover Restrictions	3.17
Targeted Audit Delivery Date	5.6
Tax Returns	3.12
Taxes	3.12
Trade Secrets	8.5
Trademarks	8.5
Transaction Documents	8.5
Triggering Event	8.5
UBS	3.18
Voting Agreements	Recitals
WARN	5.7

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 23, 2019, among CULLIGAN INTERNATIONAL COMPANY, a Delaware corporation (“Parent”), AMBERJACK MERGER SUB LIMITED, a business company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and AQUAVENTURE HOLDINGS LIMITED, a business company incorporated under the laws of the British Virgin Islands (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of the Company (acting upon the recommendation of the Special Committee), Parent and Merger Sub deemed it advisable and in the best interests of their respective shareholders or stockholders, as applicable, to consummate the merger, on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), all in accordance with the BVI Business Companies Act, 2004, as amended (the “BVI Act”), of the British Virgin Islands;

WHEREAS, the Boards of Directors of each of the Company (acting upon the recommendation of the Special Committee), Parent and Merger Sub have approved the Merger, this Agreement and the Plan of Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has approved a resolution recommending to the shareholders of the Company that they adopt this Agreement and the Plan of Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent is entering into voting agreements with certain shareholders of the Company (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1       The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the BVI Act, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) and as a wholly-owned subsidiary of Parent.

SECTION 1.2      Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, (a) on the date as soon as practicable (and, in any event, within three Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts or (b) on such other date or time as may be mutually agreed to in writing by Parent and the Company; provided, that notwithstanding the foregoing, in no event shall the Closing take place prior to the Inside Date (determined after giving effect to any extensions as set forth in the definition thereof) without the prior written consent of Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.3       Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the parties shall execute and file the articles of merger, in the form attached hereto as Exhibit A (the “Articles of Merger”) and the plan of merger, in the form attached hereto as Exhibit B (the “Plan of Merger”) with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”) pursuant to Section 171 of the BVI Act, and at the Closing, shall make any and all other filings or recordings required under the BVI Act in connection with the Merger (including the filing by Merger Sub’s registered agent of a letter confirming it has no objections to the Merger). The Merger shall become effective at such time as the Articles of Merger are duly registered by the Registrar, or at such other date or time as Parent and the Company shall agree in writing (subject to the requirements of the BVI Act) and shall specify in the Articles of Merger (the time the Merger becomes effective, the “Effective Time”).

SECTION 1.4       Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Plan of Merger, the Articles of Merger and in the relevant provisions of the BVI Act. Without limiting the generality of the foregoing, at the Effective Time, all of the assets (including property), rights, privileges, powers and franchises of the Company and Merger Sub shall continue in the Surviving Company, and all claims, debts, liabilities and duties of the Company and Merger Sub shall continue as the claims, debts, liabilities and duties of the Surviving Company.

SECTION 1.5       Memorandum of Association and Articles of Association. At the Effective Time, the Amended and Restated Memorandum of Association (the “Company Memorandum”) and Articles of Association (the “Company Articles”) of the Company shall be amended so that they read in their entirety as set forth in Exhibit C hereto, and, as so amended, shall be the memorandum of association and articles of association of the Surviving Company until thereafter amended in accordance with its terms and as provided by applicable Law.

SECTION 1.6       Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company immediately after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.7       Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1       Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each ordinary share, of no par value of the Company (a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with paragraph (b) below and (ii) any Dissenting Shares) shall be converted automatically into and shall thereafter represent only the right to receive $27.10 in cash, without interest (the “Merger Consideration”). As of the Effective Time, but subject to Section 2.5, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

(d) If at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of the Company shall be changed into a different number of shares or a different class or shall have different terms, in each case as a result of any reclassification, recapitalization, share split (including a reverse share split), stock dividend or any other similar event, then the Merger Consideration shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.2       Treatment of Options and Other Equity-Based Awards. (a) At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled at the Effective Time in exchange for the right of the holder of such Company Stock Option to receive, for each Share subject to such Company Stock Option, an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the excess, if any, of the Merger Consideration over the applicable exercise price, with the aggregate amount of such payment rounded down to the nearest cent.

(b) At the Effective Time, each RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall become fully vested and shall be cancelled and converted at the Effective Time into the right of the holder of such RSU to receive, for each RSU, an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the Merger Consideration, with the aggregate amount of such payment rounded up to the nearest cent.

(c) At the Effective Time, each Company Phantom Unit, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall become fully vested and shall be cancelled and converted at the Effective Time into the right of the holder of such Company Phantom Unit to receive, for each Company Phantom Unit, an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the Merger Consideration, with the aggregate amount of such payment rounded up to the nearest cent.

(d) As promptly as practicable following the Effective Time (and, in any event, not later than the third Business Day thereafter), the Surviving Company shall pay through its payroll system the amounts due and payable under this Section 2.2(d) to each holder of Company Stock Options, RSUs and Company Phantom Units.

(e) With respect to the Company 2016 Employee Share Purchase Plan (the “ESPP”), the Company will take all actions reasonably necessary to provide that (i) no new Offering (as defined in the ESPP) shall commence following the date of this agreement, (ii) no individual participating in the ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of this agreement, or (B) make separate non-payroll contributions to the ESPP on or following the date of this agreement, and (iii) no individual who is not participating in the ESPP as of the date of this agreement may commence participation in the ESPP.  No later than three Business Days prior to the Effective Time, the outstanding offering that is in progress on such date shall terminate and be the final offering under the ESPP and the accumulated payroll deductions of each participant under the ESPP will be returned to the participant by the Surviving Company pursuant to the terms of the ESPP, without the issuance of any Shares.

(f) Prior to the Effective Time, the Company shall deliver all required notices to each holder of Company Stock Options, RSUs or Phantom Stock Units setting forth each holder’s rights pursuant to the respective Company Stock Plan and stating that such Company Stock Options, RSUs or Phantom Stock Units shall be treated in the manner set forth in this Section 2.2.

(g) Prior to the Effective Time, the Company and the Company Board or any committee thereof, as applicable, shall take all actions necessary to effectuate the provisions of this Section 2.2 and to ensure that, as of the Effective Time, (i) the Company Stock Plans and the ESPP shall terminate and (ii) no holder of a Company Stock Option, RSU, Company Phantom Unit or other Person shall have any rights with respect to any equity incentive award to acquire the capital stock or shares, as applicable, of the Company, the Surviving Company or any of their Subsidiaries, except the right to receive the payment contemplated by this Section 2.2 in cancellation and settlement thereof.

SECTION 2.3       Exchange and Payment. (a) Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) with a reputable bank or trust company reasonably acceptable to the Company (which may be the Company’s transfer agent) to act as paying agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, to be held in trust for the benefit of the holders of the Shares, cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with this Article (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments of the Merger Consideration due pursuant to this Article.

(b) Promptly after the Effective Time (and after receipt by the Paying Agent from the Company’s transfer agent of all information reasonably necessary to enable the Paying Agent to effect the mailing set forth in this Section 2.3(b)), the Surviving Company shall cause the Paying Agent to mail to each holder of record of an outstanding certificate (a “Certificate”), if any, that immediately prior to the Effective Time represented outstanding Shares (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificate in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.

(c) The Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), if any, the Merger Consideration for each such Book-Entry Share, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), and such Book-Entry Shares shall then be cancelled.

(d) No interest will be paid to or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of such Certificates or Book-Entry Shares.

(e) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent and the Paying Agent that such tax either has been paid or is not applicable.

(f) Until surrendered as contemplated by this Section 2.3, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.

(g) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.

(h) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that (i) no investment of such cash shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (ii) such investments in all events shall be in short-term obligations of the United States of America with maturities of no more than 30 days, or guaranteed by, and backed by the full faith and credit of, the United States of America. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to such deficiency. Any interest and other income resulting from such investments shall be payable to the Surviving Company.

(i) At any time following the first anniversary of the Effective Time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Company (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares.

(j) The Surviving Company shall pay all charges and expenses of the Paying Agent in connection with the exchange of Shares for the Merger Consideration.

(k) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Paying Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(l) None of Parent, the Surviving Company, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.4       Withholding Rights. Parent, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, including the consideration otherwise payable to any holder of Shares, Company Stock Options, RSUs or Company Phantom Units, such amounts as Parent, the Surviving Company or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. tax Law. Except with respect to payments in the nature of compensation to be made to employees or former employees of the Company, if Parent, the Surviving Company or the Paying Agent determines that an amount is required to be deducted and withheld, Parent shall use reasonable best efforts to provide the payee, at least three Business Days prior to the date the applicable payment is scheduled to be made: (a) with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld; and (b) a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding). To the extent that amounts are so withheld, such withheld amounts shall be paid over to the appropriate taxing authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.5       Dissenting Shares. At or from the Effective Time, all Dissenting Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Dissenting Shares shall cease to be a shareholder of the Company (and shall not be a shareholder of the Surviving Company) and shall cease to have any rights thereto (including any right to receive such holder’s portion of the aggregate Merger Consideration pursuant to Section 2.1(a)), subject to and except for such rights as are granted under Section 179 of the BVI Act. If any holder of Shares (other than a holder of Shares who consented in writing to the Company Shareholder Approval) fails to give written notice of its election to dissent from the Merger under Section 179 of the BVI Act within twenty (20) days immediately following the date of the Shareholder Notice, or otherwise fails validly to dissent in accordance with the terms of Section 179 of the BVI Act, then the rights of such holder under Section 179 of the BVI Act shall cease to exist, and the underlying Shares shall be cancelled in accordance with Section 2.1(a), and shall entitle the holder thereof only to receive compensation in accordance with such Section 2.1(a). The Company shall give Parent prompt notice, and in any event notice within one Business Day, of any notice or purported notice received by the Company of any shareholder’s intent to exercise and/or exercise of rights pursuant to Section 179 of the BVI Act, the withdrawal of any such notice and any other documents served upon the Company pursuant to or in connection with Section 179 of the BVI Act or a shareholder’s dissent or appraisal rights. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenter’s rights or offer to settle or settle any such rights.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in the Company SEC Documents filed or furnished prior to the date of this Agreement (but excluding any risk factors and any disclosures included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and predictive or forward-looking in nature, other than specific factual information contained therein), or (b) in the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) prepared in accordance with Section 8.16, the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1       Organization, Standing and Power. (a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company Memorandum and the Company Articles and the organizational documents of each Subsidiary of the Company, each as amended to the date of this Agreement. The Company is not in violation of any provision of the Company Memorandum or the Company Articles in any material respect.

SECTION 3.2       Authority; Execution; Delivery. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement and the transactions contemplated hereby pursuant to resolutions to be considered at a duly convened and constituted meeting of the shareholders of the Company by the holders of at least two-thirds of the votes of those shareholders of the Company entitled to vote and voting on those resolutions (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (collectively, the “Equitable Exceptions”)).

(b) Prior to the execution hereof, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, in person or via telephone, duly and unanimously adopted, in accordance with the BVI Act, the Company Memorandum and the Company Articles (and acting upon the unanimous recommendation of the Special Committee), resolutions (i) approving and authorizing the Company to execute and deliver the Transaction Documents, and approving the Merger and the other transactions contemplated by this Agreement, (ii) determining that the Merger and the other transactions contemplated by the Transaction Documents are in the best interest of the Company, (iii) recommending that the holders of the Shares adopt a resolution authorizing this Agreement and the Plan of Merger by approving the Company Shareholder Approval, and (iv) submitting this Agreement, the Plan of Merger, the Articles of Merger, the Merger and other transactions contemplated by this Agreement to the holders of Shares for their approval at the Shareholders Meeting.

(c) The Company Shareholder Approval is the only vote or consent of the holders of any class or series of shares of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

SECTION 3.3       No Conflict; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the Company Memorandum or the Company Articles;

(ii) assuming that the representations and warranties of Parent and Merger Sub in Section 4.8 are accurate, and that all consents, approvals and authorizations contemplated by paragraph (b) below have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their assets or properties are bound; or

(iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Company Contract;

except, in the case of clauses (ii) and (iii), for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not, with respect to the Company and its Subsidiaries, require any consent, approval, authorization or permit of, or action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) such filings as may be required under any state securities or “blue sky” laws, (iii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) such filings as are necessary to comply with the applicable requirements of the New York Stock Exchange, (v) the filing with the Registrar of the Articles of Merger and Plan of Merger as required by the BVI Act, and (vi) any such other consents, approvals, authorizations, Permits, actions, filings or notifications the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.4       Capitalization. (a) The Company is authorized to issue 250,000,000 ordinary shares of no par value (“Ordinary Shares”). As of the close of business on December 20, 2019 (the “Measurement Time”), 31,774,577 Ordinary Shares were issued and outstanding, (B) no Ordinary Shares were held by the Company as treasury shares, (C) 3,398,358 Ordinary Shares were subject to issuance pursuant to outstanding Company Stock Options, 626,941 Ordinary Shares were subject to issuance pursuant to outstanding RSUs, and 51,968.98 Ordinary Shares were subject to issuance pursuant to outstanding Company Phantom Units and (D) 401,299 Ordinary Shares were reserved for issuance pursuant to the ESPP, including 14,368 Ordinary Shares which are estimated to be subject to outstanding purchase rights under the ESPP (based on the closing price of a Share as of the Measurement Time).

(b) Except as set forth above and except for changes since the close of business on the Measurement Time resulting from the exercise of Company Stock Options and the settlement of RSUs or Company Phantom Units outstanding at such time, the grant of Company Stock Options or RSUs to non-officer employees or newly hired employees to the extent permitted by Section 5.1(j) and the grant of Company Phantom Units to eligible members of the Company Board to the extent permitted by Section 5.1(j), (i) there are not outstanding (A) any shares or other voting equity securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares or voting equity securities of the Company, (C) any options or other rights to acquire from the Company, and no obligation of the Company to issue, any shares, voting equity securities or securities convertible into or exchangeable or exercisable for shares or voting equity securities of the Company, or (D) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights; (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares, voting equity securities or securities convertible into or exchangeable or exercisable for shares or voting equity securities of the Company; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of the Company to which the Company is a party.

(c) No Ordinary Shares of the Company are owned by any Subsidiary of the Company.

(d) All outstanding Ordinary Shares of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and are not, and will not be, subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, the Company Memorandum, the Company Articles or any Contract to which the Company is a party or is otherwise bound.

(e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the holders of Ordinary Shares of the Company on any matter.

(f) There are no stockholder agreements, voting trusts, investor rights agreements, registration rights agreements or other analogous agreements or understandings to which the Company is a party and that relate to any of the Ordinary Shares of the Company.

(g) Section 3.4(g) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the Measurement Time, of outstanding Company Stock Options, RSUs and Company Phantom Units, indicating, as applicable, the type of award granted, the number of Shares subject to such award, the name of the Company Stock Plan under which such award was granted, the date of grant, the exercise or purchase price of such award (if applicable) and the expiration date of such award.

(h) The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options and restricted stock unit agreements evidencing outstanding RSUs. No Company Stock Option or RSU was granted pursuant to an agreement that is materially different than the forms made available to Parent. Each Company Stock Option, RSU and Company Phantom Unit was granted in compliance, in all material respects, with all applicable Laws and the terms and conditions of the Company Stock Plan pursuant to which such award was granted.

SECTION 3.5       Subsidiaries. (a) Section 3.5(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company and its jurisdiction of incorporation or organization. Except as set forth on Section 3.5(a) of the Company Disclosure Letter, the Company does not, directly or indirectly, own or hold any capital stock, membership interests or other ownership interests in any other Person.

(b) Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, and where applicable, are fully paid and nonassessable, and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all Liens, except where any such failure to own any such shares free and clear, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(c) There are no options, warrants, convertible securities or other rights or Contracts of any character obligating any of the Subsidiaries to issue or sell any equity interests. There are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any equity interests in such Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Subsidiaries. There are no voting trusts, proxies or other Contracts with respect to the voting of the equity interests of the Subsidiaries or any investor rights, registration rights, stockholder or other Contract relating to, binding on or otherwise affecting the equity interests of any of the Subsidiaries.

SECTION 3.6       SEC Reports; Financial Statements. (a) The Company has filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2017, including any certification or statement required by: (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act (and Section 302 of the Sarbanes-Oxley Act); (ii) Section 906 of the Sarbanes-Oxley Act; and (iii) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents filed on or after December 31, 2017 (all such items filed or furnished since such date, collectively, the “Company SEC Documents”). Each Company SEC Document, as of its respective date or, if amended, as of the date of the last such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, each as in effect on the date so filed or furnished. None of the Company SEC Documents, as of their respective dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K included in the Company SEC Documents (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as permitted by Form 10-K), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q included in the Company SEC Documents (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as permitted by Form 10-Q), (B) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal year-end adjustments).

(c) The Company’s “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) are sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since December 31, 2017, the Company has disclosed to the Company’s auditors and audit committee (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Since December 31, 2017, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

SECTION 3.7       No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities and obligations (a) reflected in the “liabilities” column of the Company’s consolidated balance sheet included in its Form 10-Q with respect to the period ended September 30, 2019 (or disclosed in the notes thereto), (b) incurred in the ordinary course of business since September 30, 2019, (c) for performance of obligations arising under the Company Contracts and not arising under or resulting from any breach or non-performance of such Company Contract, (d) incurred pursuant to the transactions contemplated by this Agreement or any potential related transactions, or (e) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.8       Absence of Certain Changes or Events. Between September 30, 2019 and the date of this Agreement, (a) except for actions undertaken in connection with the potential sale of the Company, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, (b) the Company and its Subsidiaries have not taken any action that, if taken after the date hereof, would constitute a violation of Sections 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(i), 5.1(j), 5.1(k), 5.1(l), 5.1(m), 5.1(n), 5.1(o) and 5.1(p) and (c) there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.9       Litigation. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, other than any such Action that, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor any of their respective assets is subject to any judgment, order, injunction, rule or decree of any Governmental Entity, except for those that, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.10   Compliance with Laws. (a) The Company and each of its Subsidiaries are and, since December 31, 2017, have been in compliance with all Laws applicable to them, except for any instances of non-compliance that, individually or the aggregate, are not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Since December 31, 2017, neither the Company nor any of its Subsidiaries has received a written notice or other written communication from a Governmental Entity alleging a violation of Law that has resulted in, or would reasonably be expected to result in, material liability to the Company and its Subsidiaries taken as a whole.

(b) The Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or the aggregate, are not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. All such Permits of the Company and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect, individually or the aggregate, are not and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any of its Subsidiaries, nor any director or officer or, to the Company’s Knowledge, employee, agent, or other person while acting on behalf or for the benefit of the Company or any of its Subsidiaries:

(i) has offered, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any political party or party official or candidate for political office), or any other person acting in an official capacity, to influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the polices of his/her employer, or otherwise in violation of any Anti-Bribery Law;

(ii) is a Sanctioned Person nor has engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, nor has otherwise violated Sanctions; nor

(iii) is party to any actual or threatened legal proceedings or outstanding enforcement actions relating to any breach or suspected breach of Anti-Bribery Laws, Sanctions, or Export Control Laws.

SECTION 3.11   Benefit Plans; Employees.

(a) Section 3.11(a)(i) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan, other than Foreign Plans, and Section 3.11(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of each material Foreign Plan. “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all stock purchase, stock option, equity or equity-based incentive, severance, retention, employment, consulting, change-in-control, fringe benefit, bonus, incentive, deferred compensation, medical, dental, vision, life, disability, retirement and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, under which any current or former employee, director or independent contractor of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has any present or future liability. “Foreign Plan” means each Company Plan that primarily covers current or former employees, directors or independent contractors of the Company or its Subsidiaries based outside of the United States and/or that is subject to any Law other than U.S., federal, state or local law (other than any plan or program that is required by statute or maintained by a Governmental Authority to which the Company or its Subsidiaries contributes pursuant to applicable Law).

(b) With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of the plan document and any amendments thereto and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination, advisory or opinion letter of the Internal Revenue Service (the “IRS”), if applicable; (iii) any summary plan description and all summaries of material modification; and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements of such Company Plan, and (C) actuarial valuation reports; (iv) any non-routine communications to or from a Governmental Entity dated within the two years prior to the date of this Agreement; and (v) a written summary of the material terms of any unwritten material Company Plan.

(c) Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and to the Knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan. Each Foreign Plan, if required to be registered or approved by a Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and nothing has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing.

(d) None of the Company, its Subsidiaries, or any other entity which, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has any liability in respect of or has in the past six years sponsored, maintained, contributed to or had any liability in respect of (i) any defined benefit plan (as defined in Section 3(35) of ERISA, whether or not such plan is subject to ERISA), (ii) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA (including a “multiemployer plan,” as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). None of the Company Plans provide for, and neither the Company nor any of its Subsidiaries has any liability in respect of, post-employment life or health insurance benefits or coverage for any current or former employee, director or independent contractor or any beneficiary thereof, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, or similar state Laws and at the sole expense of such individual, or to the extent there are employer-provided payments for COBRA coverage pursuant to a Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter. No event has occurred and no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company or any of its Subsidiaries to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law.

(e) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this paragraph (e), individually or in the aggregate, has not had and would not reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole:

(i) each Company Plan has been established, funded and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan or by applicable Law have been made or have been accrued in accordance with the terms of the applicable Company Plan and applicable Laws; and

(ii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits); and

(iii) each Company Plan that is subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.

(f) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) result in any payment becoming due to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (ii) increase the compensation or benefits payable, including equity benefits, to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries or under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits, including equity benefits, to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries or under any Company Plan, (iv) require any contributions or payments to fund any obligations under any Company Plan or (v) create any limitation or restriction on the right of the Company or its Subsidiaries to merge, amend or terminate any Company Plan. No amount that has been or could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), by any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code.

(g) Neither the Company nor any of its Subsidiaries is (i) a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or other labor organization, or (ii) as of the date of this Agreement, engaged in any negotiation with any labor union or other labor organization. As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an “Unfair Labor Practice” (as defined under the National Labor Relations Act) or seeking to compel it to bargain with any labor union or other labor organization nor is there pending or, to the Knowledge of the Company, threatened in writing, nor has there been since December 31, 2018 and through the date hereof any material labor strike, walk-out, work stoppage or lockout involving the Company or any of its Subsidiaries. Since December 31, 2018 and through the date hereof, to the Knowledge of the Company, there have been no activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries.

SECTION 3.12   Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries have been timely filed (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true and complete in all material respects and all material Taxes due and owing by the Company and each of its Subsidiaries have been paid whether or not shown due on any such Tax Return.

(b) The Company and each Subsidiary have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) and neither the Company nor any of its Subsidiaries is delinquent in the payment or withholding of any material Tax.

(c) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d) There are no audits, examinations, investigations, inquiries or other proceedings now pending or, to the Knowledge of the Company, threatened against or otherwise with respect to the Company or any of its Subsidiaries, in each case, with respect to any material Tax, and neither the Company nor any of its Subsidiaries has received from a Governmental Entity a written notice thereof; neither the Company nor any of its Subsidiaries is or has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b) or otherwise identified as a tax avoidance transaction.

(e) In the last five years prior to the date of this Agreement, the Company has not been a party to any distribution in which the parties to such distribution treated such distribution as one to which Section 355 of the Code applied.

(f) The Company has not received written notice of any claim made by a Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary, as applicable, is subject to taxation by that jurisdiction; neither the Company nor any Subsidiary has requested or agreed to waive or otherwise extended the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or such Subsidiary, in each case which remains outstanding.

(g) Neither the Company nor any Subsidiary will be required to include any material amounts of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of: (i) a change in method of accounting made prior to the Closing, (ii) closing agreement, advance pricing agreement or other agreement with any Governmental Entity relating to Taxes entered into prior to the Closing, (iii) an installment sale or open transaction disposition entered into on or prior to the Closing, (iv) a prepaid amount received prior to the Closing, (v) an election under Section 108(i) of the Code, (vi) an income inclusion pursuant to Section 951 or 951A of the Code;

(h) The Company has no liability pursuant to Section 965 of the Code; neither the Company nor any Subsidiary has any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, or as a transferee or successor by contract or otherwise.

For purposes of this Section 3.12, any reference to the Company or any of the Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, as applicable. Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries makes any representation or warranty regarding the extent that any Tax asset or attribute would reduce the Tax liability of Parent, the Surviving Company or any of their respective Affiliates for any taxable period (or portion thereof) beginning after the Closing Date, including the ability of Parent or any of its Affiliates to utilize any such Tax attributes after the Closing.

As used in this Agreement:

“Taxes” means U.S. federal, state, provincial, local or non-U.S. taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and any additions imposed with respect to such amounts.

“Tax Returns” means all U.S. or non-U.S. (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return and any attachments thereto.

SECTION 3.13   Contracts. (a) Section 3.13 of the Company Disclosure Letter lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound and under which any party thereto has material continuing rights or obligations (in each case, excluding any Company Plan and any purchase order or analogous instrument entered into with customers or suppliers in the ordinary course of business) (such Contracts, the “Company Contracts”):

(i) any such Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any such Contract, with material obligations remaining to be performed, or material liabilities continuing, after the date of this Agreement relating to the acquisition, development, sale or disposition of any business unit that is material to the Company and its Subsidiaries, taken as a whole;

(iii) any such Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company of any of its Subsidiaries would be required to purchase or sell, as applicable, any material equity interests of any Subsidiary of the Company, or which grants a right to sell to or purchase from the Company or any of its Subsidiaries any material asset (other than in the ordinary course of business);

(iv) any such Contract that limits the ability of the Company or any of its Subsidiaries to compete in any material respect in any line of business or with any Person or in any geographic area, except for customer, client, distributor, reseller or sales representative agreements that are terminable for convenience upon not less than 90 days’ notice;

(v) any such Contract governing any material joint venture, partnership or similar arrangement;

(vi) any such Contract constituting indebtedness for borrowed money and having an outstanding principal amount in excess of $500,000;

(vii) any such Contract which is a mortgage, security agreement, capital lease or similar agreement, in each case, that creates or grants a Lien on any property or assets of the Company or its Subsidiaries with a value in excess of $1,000,000;

(viii) any such Contract pursuant to which the Company or any of its Subsidiaries has continuing material indemnification obligations to any Person that would reasonably be expected to result in payments in excess of $1,000,000, except for (x) any vendor or content licensing Contract entered into in the ordinary course of business or (y) non-disclosure agreements;

(ix) any such Contract between the Company or any of its Subsidiaries on the one hand, and any Affiliate of the Company (other than any Subsidiary of the Company) on the other hand, that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

(x) any such Contract involving any resolution or settlement of any actual or threatened Action (A) involving payments greater than $500,000 or (B) which imposes material continuing obligations on the Company or any of its Subsidiaries or that provides for any material continuing injunctive or other non-monetary relief, in each case, other than confidentiality obligations;

(xi) any such Contract with any Governmental Entity (excluding Permits) involving the purchase or sale of goods or services for an amount in excess of $1,000,000 per year; or

(xii) each Contract pursuant to which the Company or any of its Subsidiaries, collectively in the aggregate and taken as a whole, (x) received in excess of $2,000,000 in the 12 month period prior to the date hereof or (y) expect to receive in excess of $2,000,000 in the 12 month period following the date hereof.

(b) (i) Each Company Contract is valid and binding on the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto in all material respects in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under each Company Contract; and (iii) there is no default under any Company Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except, in the case of clauses “(i),” “(ii)” and “(iii)”, as, individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of all Company Contracts, including all amendments thereto.

SECTION 3.14   Personal and Real Property. (a) Except for such exceptions that, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets, personal property, fixtures, equipment (and components thereof) and structures used or leased by the Company or any of its Subsidiaries in connection with the conduct of the Company’s business, as conducted on the date of this Agreement, free and clear of all Liens, other than Permitted Liens, and all such personal property and assets, fixtures, equipment (and components thereof) and structures are in good operating condition and repair in all material respects, subject to normal wear and tear.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and all material property leased by the Company or any of its Subsidiaries involving the payment of rental obligations for an amount in excess of $250,000 per year, except for leases with a remaining term of less than one year from the date of this Agreement (the “Leased Real Property”). Except for such exceptions that, individually or in the aggregate, are not, and would not reasonably be expect to be, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) has good and marketable title in fee simple to all Owned Real Property and (ii) has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. Except for such exceptions that, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed in writing to the Company or any of its Subsidiaries. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except, in each case, as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.15   Intellectual Property. (a) The Company Registered IP is subsisting and enforceable and, to the Knowledge of the Company, is valid. The Company or one of its Subsidiaries exclusively owns and possesses, free and clear of all Liens (excluding any Permitted Liens), all right, title and interest in and to (A) the Company Registered IP and (B) all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries ((A) and (B) collectively “Owned Intellectual Property”). The Company and its Subsidiaries own, or have the right to use, all material Intellectual Property used in, held for use in or necessary for the conduct of the business of the Company and its Subsidiaries.

(b) Each of the Company and its Subsidiaries has taken commercially reasonable steps to (i) protect its rights in its Company Registered IP and (ii) maintain the confidentiality of all material proprietary information of the Company or its Subsidiaries that derives economic value from not being generally known to other Persons (including all source code constituting material Owned Intellectual Property), including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. All Intellectual Property that was created by employees or contractors of the Company or any of its Subsidiaries within the scope of their employment or engagement that is material to the business of the Company or any of its Subsidiaries is owned by the Company or its applicable Subsidiary either by operation of law or pursuant to a binding and enforceable agreement.

(c) (i) To the Knowledge of the Company, none of the Company or any of its Subsidiaries, the conduct and operation of the business of the Company or any of its Subsidiaries or any Owned Intellectual Property during the past six years (A) has infringed upon or is infringing upon any Patents or any other Intellectual Property of any third party or (B) has misappropriated or violated or is misappropriating or violating any Trade Secrets or other Intellectual Property of any third party, (ii) since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of the Company, other) notice or claim (A) asserting that any such infringement, misappropriation or violation has occurred or is occurring or (B) contesting the use, ownership, validity or enforceability of any Owned Intellectual Property or the use of any Licensed Intellectual Property, and (iii) to the Knowledge of the Company, no third party is infringing upon any Owned Intellectual Property.

(d) Neither the Company nor any of its Subsidiaries owns or purports to own any software constituting Owned Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole. All software constituting Owned Intellectual Property is used for internal purposes only by the Company and its Subsidiaries.

(e) No funding, facilities or personnel of any Governmental Entity or educational institution has been or is being used to develop or create, in whole or in part, any material Owned Intellectual Property.

(f) The Company or one of its Subsidiaries owns, or has a valid and enforceable right to access, all Company IT Systems. The Company IT Systems are adequate for the conduct of the business of the Company and its Subsidiaries. To the Knowledge of the Company, there has been no unauthorized access to or breach of any Company IT Systems. Within the two years prior to the date of this Agreement, there have been no failures, data loss, outages or unscheduled downtime affecting any Company IT Systems that have caused a material disruption in the conduct of the business of the Company or any of its Subsidiaries. None of the software owned by the Company or, to the Knowledge of the Company, any other software included in the Company IT Systems, contains any contaminants, viruses, worms, Trojan horses or bugs that (i) materially disrupt or adversely affect the functionality of any such software, except as disclosed in their documentation, or (ii) enable any Person to access without authorization any Company IT Systems or any source code constituting Owned Intellectual Property.

(g) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not result in: (i) the loss or impairment of, or any Lien on, any material Owned Intellectual Property or material Licensed Intellectual Property; or (ii) the grant, assignment or transfer of, or the requirement to grant, assign or transfer, to any other Person of any license, ownership or other right or interest in, to or under any material Owned Intellectual Property.

SECTION 3.16   Environmental Matters. (a) Except as disclosed in Section 3.16 of the Company Disclosure Letter, or for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(i) The Company and each of its Subsidiaries are, and for the past three years have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws to conduct the business of the Company and the Company Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other Person that alleges that either the Company or any of its Subsidiaries (x) is in violation of any Environmental Law or (y) has any liability arising under applicable Environmental Laws, the subject of which is unresolved.

(iii) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other Person, has disposed of or released any Hazardous Materials at, on or under any facility currently or formerly owned or operated by the Company or its Subsidiaries or any third-party site, in each case in a manner that would reasonably be expected to result in the Company or any Subsidiary incurring material liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under any Environmental Laws.

(iv) Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Entity under Environmental Laws with respect to which either the Company or its Subsidiaries have any future obligations other than in the ordinary course of business. Neither the Company nor its Subsidiaries has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law other than ordinary course lease provisions.

(b) The Company has made available to Parent copies of all material environmental reports, audits, assessments, liability analyses, memoranda and studies that are in the Company’s possession, regarding the Company or its Subsidiaries with respect to their compliance with, or liabilities under, Environmental Law.

SECTION 3.17   Takeover Restrictions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.4(c), no “business combination,” “fair price,” “moratorium,” “control share acquisition” or similar antitakeover provision under Law or the Company Memorandum (“Takeover Restrictions”) applies to this Agreement or any of the transactions contemplated hereby.

SECTION 3.18   Brokers. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (“Citi”) and UBS Securities LLC (“UBS”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.19   Opinion of Financial Advisor. Each of Citi and UBS has rendered its separate oral opinion to the Special Committee, to be confirmed by delivery of a written opinion to the Special Committee, dated as of the date hereof, to the effect that, as of the date of such written opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by each of Citi and UBS, respectively, as set forth in their respective written opinions, the Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than Parent and its Affiliates).

SECTION 3.20   Exclusivity of Representations and Warranties. Other than the representations and warranties of Parent and Merger Sub expressly set forth in Article IV or any certificate delivered pursuant to Section 6.2(d), which the Company is relying upon, the Company is not, in entering into this Agreement or in consummating any of the transactions contemplated hereby, relying in any respect on, and Parent and Merger Sub and their Affiliates shall have no liability to the Company with respect to, any other representation, warranty, statement, document, prediction or other piece of information, written or oral, express or implied, made or provided by Parent, Merger Sub, any of their Affiliates or any of their Representatives of any of the foregoing, and the Company, on behalf of itself and its Affiliates, agrees that it will not bring any Action in respect of any such other representation, warranty, statement, document, prediction or other piece of information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.1       Organization, Standing and Power. (a) Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization or incorporation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of Parent and of the memorandum of association and articles of association of Merger Sub, in each case as amended to the date of this Agreement. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or memorandum of association and articles of association, as applicable, in any material respect.

SECTION 4.2       Authority. (a) Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject (in the case of Merger Sub) to the approval of this Agreement by Parent in its capacity as the sole shareholder of Merger Sub, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by Parent in its capacity as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Prior to the date hereof, the Board of Directors of Merger Sub adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of Merger Sub’s sole shareholder, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to Parent for approval, and (iv) recommending that Parent vote in favor of the approval of this Agreement.

(c) The approval of this Agreement and the Plan of Merger by Parent in its capacity as the sole shareholder of Merger Sub is the only vote or consent of the holders of any class or series of ordinary shares of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

SECTION 4.3      No Conflict; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the organizational documents of Parent or Merger Sub;

(ii) assuming that the representations and warranties of the Company in Article III are correct and all consents, approvals and authorizations contemplated by paragraph (b) below have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their assets or properties are bound; or

(iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which their assets or properties are bound;

except, in the case of clauses (ii) and (iii), for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, do not and will not, with respect to Parent and Merger Sub, require any consent, approval, authorization or permit of, or action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under any state securities or “blue sky” laws, (ii) the filings required under the HSR Act, (iii) the filing with the Registrar of the Articles of Merger and Plan of Merger as required by the BVI Act, (iv) compliance with applicable requirements of the Exchange Act and (v) any such other items the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4       Ownership and Operations of Parent and Merger Sub.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith.

(b) All of the issued and outstanding ordinary shares of Merger Sub are owned directly by Parent.

(c) None of Parent, Merger Sub nor any of their Affiliates (i) owns, directly or indirectly, beneficially or of record, any Shares or (ii) holds any rights to acquire or vote any Shares, except pursuant to this Agreement. None of Parent, Merger Sub or any of their Affiliates is an “interested member” of the Company, as such term is used in Section 4.2 of the Company Memorandum.

SECTION 4.5       Financing. (a) Parent has delivered to the Company complete and correct unredacted (except in the case of the Debt Fee Letter, which may be redacted in a customary manner solely with respect to fee amounts, yield or interest rate caps, original issue discount amounts and “flex” provisions so long as such redacted information does not adversely affect the conditionality, availability of the Debt Financing or reduce the aggregate principal amount thereof) copies of the following, including all annexes, exhibits, schedules and other attachments thereto: (i) commitment letter, dated as of the date hereof, between Parent and Affiliates of Advent International Corporation that are party thereto (such Persons are collectively referred to as “Sponsor”) (the “Equity Commitment Letter”), pursuant to which Sponsor has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in an amount set forth therein (the “Equity Financing”), (ii) commitment letter, dated as of the date hereof, between AI Aqua Merger Sub, Inc., a Delaware corporation and an Affiliate of Parent (and any Person to whom the Debt Commitment Letter is assigned in accordance with the terms thereof, the “Borrower”), and the Debt Financing Sources party thereto (collectively, the “Lender Parties”) (the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Financing Commitments”), pursuant to which the Lender Parties have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in an amount set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”) and (iii) fee letter, dated as of the date hereof, between the Borrower and the Debt Financing Sources party thereto (the “Debt Fee Letter”).

(b) Assuming the funding of the net proceeds from the Financing Commitments, at the Closing, Parent will have the funds necessary to consummate the Merger and the other transactions contemplated herein, including without limitation, payment in cash of the aggregate Merger Consideration on the Closing Date, the aggregate amounts payable to holders of Company Stock Options, RSUs and Company Phantom Units, repayment of the Paid Off Indebtedness and all related fees and expenses, in each case with cash and cash equivalents.

(c) In no event shall the receipt or availability of any funds or financing by or to Parent, Borrower, Merger Sub or any of their respective Affiliates or any other financing transaction (including, without limitation, the Financing Commitments) be a condition to any of the obligations of Parent or Merger Sub hereunder.

(d) None of the Financing Commitments has been amended or modified as of the date of this Agreement, and, as of the date of this Agreement, the respective commitments contained therein have not been terminated, replaced, withdrawn or rescinded, nor is any such amendment, modification, termination, replacement, withdrawal or rescission currently contemplated or the subject of current discussions (in each case, other than in connection with or arising from the Best Efforts Debt Refinancing) or otherwise amended, restated, amended and restated, waived, supplemented or otherwise modified in any respect.  No lender has notified Parent or Merger Sub in writing of its intention to terminate or withdraw the Financing Commitments, and Parent does not know of any facts or circumstances that may be expected to result in any of the conditions set forth in the Financing Commitments not being satisfied. As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent, Borrower and Merger Sub, as applicable, and the other parties to the Equity Commitment Letter and, to the knowledge of Parent, the other parties to the Debt Commitment Letter, in each case, subject to the Equitable Exceptions. To the knowledge of the Parent, the Borrower or Merger Sub, there are no other agreements, side letters or arrangements (other than the Debt Fee Letter) relating to the Financing Commitments or the Financing.

(e) The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereto. There are no conditions precedent or other contingencies, arrangements or agreements related to the funding of the full amount of the Financing (including any “flex” provisions contained in the Debt Fee Letter), other than as expressly set forth in the Financing Commitments and the Debt Fee Letter, that would reasonably be expected to adversely affect (x) the ability of Parent or Borrower to satisfy any of the conditions to the Debt Financing or the Equity Financing within its control or, (y) the availability of the Debt Financing or the Equity Financing on the Closing Date (other than by virtue of the imposition of original issue discount, which may be funded at the election of Borrower as provided in the Debt Fee Letter and/or by an increase in the amount of the Equity Financing).

(f) As of the date hereof, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Financing Commitments or result in a failure of any condition of the Financing Commitments or, to the knowledge of the Parent, the Borrower or Merger Sub, result in any portion of the Financing being unavailable on the Closing Date, and neither Parent nor Merger Sub is aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent or Merger Sub in the Equity Financing Commitments and of the Borrower in the Debt Financing Commitments inaccurate in any material respect.

(g) As of the date hereof and assuming (x) the truth and accuracy of the representations set forth in Article III in a manner that would satisfy the condition set forth in Section 6.3(a) and (y) the satisfaction of the condition set forth in Section 6.3(b), and other than as a result of the incurrence of the Best Efforts Debt Financing in lieu of the Debt Financing Commitments, Parent and Merger Sub have no reason to believe that any of the conditions in the Financing Commitments will fail to be timely satisfied or that the full amount of the Financing will not be funded at the Closing.

(h) Parent, Borrower and Merger Sub have fully paid any and all commitment fees or other fees required by the terms of the Financing Commitment to be paid on or before the date of this Agreement.

SECTION 4.6       Solvency. Assuming satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, immediately after giving effect to the transactions contemplated by this Agreement (including the Merger, the Financing (or Best Efforts Debt Financing, as applicable), any repayment of existing indebtedness contemplated by this Agreement, the Financing Commitment or the Best Efforts Debt Financing, and the payment of all related fees and expenses), the Surviving Company will be Solvent. With respect to the Surviving Company, “Solvent” means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of the Surviving Company and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debts” of the Surviving Company and its Subsidiaries, taken as a whole, including contingent liabilities, as such quoted terms are generally determined in accordance with applicable federal Law governing determinations of the insolvency of debtors; (b) the Surviving Company will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged; and (c) the Surviving Company will be able to pay its debts, including contingent liabilities, as they mature.

SECTION 4.7       Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

SECTION 4.8       Regulatory Status. As of the date hereof, neither Parent nor Merger Sub is aware of any fact or circumstance relating to its or any of its Affiliates’ (including any portfolio company Affiliate) respective businesses, assets, liabilities, operations or legal status that would reasonably be expected to impair the ability of the parties to obtain, the expiration of any waiting period applicable to Parent, Merger Sub or their Affiliates under any Antitrust Law applicable to the transactions contemplated by this Agreement or any authorization, consent, order, declaration or approval of any Governmental Entity in the United States required for the consummation of the transactions contemplated by this Agreement.

SECTION 4.9       Exclusivity of Representation and Warranties. (a) Other than the representations and warranties of the Company expressly set forth in Article III or any certificate delivered pursuant to Section 6.3(d), which Parent and Merger Sub are relying upon, Parent and Merger Sub are not, in entering into this Agreement or in consummating any of the transactions contemplated hereby, relying in any respect on, and the Company and its Affiliates shall have no liability to Parent and Merger Sub and their Affiliates with respect to, any other representation, warranty, statement, document, prediction or other piece of information, written or oral, express or implied, made or provided by the Company or any of its Affiliates, or any Representative of any of the foregoing (including any management presentation, any discussions regarding due diligence and any projections or other forecasts as to future performance), and each of Parent and Merger Sub, on behalf of itself and its Affiliates, agrees that it will not bring any Action in respect of any such other representation, warranty, statement, document, prediction or other piece of information.

(b) Nothing in this Section 4.9 is intended to modify or limit in any respect Parent’s and Merger Sub’s reliance on any of the representations or warranties of the Company in Article III.

ARTICLE V

COVENANTS

SECTION 5.1       Conduct of Business of the Company. Between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by Law, or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business in all material respects, and the Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to preserve intact in all material respects their business. Between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by Law, or as Parent shall otherwise consent in writing (which consent, with respect to Sections 5.1(f), 5.1(h), 5.1(j)(i) and 5.1(l) only, shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(a) amend or otherwise change the Company Memorandum, Company Articles, certificate of incorporation or bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any of its Ordinary Shares, ownership interests or other voting securities, or any options, warrants, convertible securities or other rights to acquire any of its Ordinary Shares, ownership interests or other voting securities, except for (i) the issuance of Shares upon the exercise of Company Stock Options in accordance with the terms thereof, (ii) the issuance of Shares upon the settlement of RSUs in accordance with the terms thereof, (iii) the issuance of Shares upon the settlement of Company Phantom Units in accordance with the terms thereof, (iv) the issuance of Shares under the ESPP in accordance with the terms thereof, (v) the operation of the ESPP as required by the terms thereof and this Agreement, and (vi) the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, in each of clauses “(i)” through “(iv),” pursuant to award or rights outstanding on the date of this Agreement;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Ordinary Shares, except for any dividend or distribution by a Subsidiary of the Company to the Company or a Subsidiary of the Company;

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Ordinary Shares of the Company, other than the acquisition of Shares in connection with a cashless or net exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any other equity awards (including Company Stock Options, RSUs and Company Phantom Units);

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a purchase price in excess of $2,500,000 individually, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets in each case, having a purchase price in excess of $2,500,000 individually, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;

(f) other than in the ordinary course of business, enter into, terminate, waive any right under or amend in any material respect any Company Contract or any Contract which if entered into prior to the date hereof would be a Company Contract;

(g) mortgage, pledge or subject to any material Lien or security interest (other than Permitted Liens) any material asset of the Company or any of its Subsidiaries to secure indebtedness for borrowed money;

(h) make any capital expenditures in excess of $1,000,000 per month in the aggregate, other than capital expenditures that are budgeted in the Company’s capital expenditure budget set forth on Schedule 5.1(h);

(i) (i) other than for borrowings under the Company’s revolving credit facility and other incurrences of indebtedness in the ordinary course of business, incur, assume or otherwise become liable for any indebtedness for borrowed money, or amend or modify in any material respect or refinance any indebtedness for borrowed money (other than the Paid Off Indebtedness), or (ii) make any loans, advances (other than travel advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(j) except as required by any Company Plan or Contract in existence on the date hereof, or applicable Law, (i) increase the compensation or benefits of any of its current or former employees, directors, officers or independent contractors, (ii) grant any transaction bonus, retention, severance or termination pay to any current or former employee, director, officer or independent contractor, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its directors or officers, or any of its employees or independent contractors at the level of vice-president and above, (iv) establish, adopt, enter into or amend in any material respect or terminate any Company Plan or any arrangement that would be a Company Plan if it were in effect on the date of this Agreement, (v) grant any equity or equity-based awards or (vi) hire, promote or terminate (other than for cause) any officer or employee at the level of vice-president and above;

(k) make any material change in any accounting principles, except as may be required by Law or GAAP or any official interpretations thereof;

(l) settle or compromise (or amend a settlement or compromise of) any Actions in excess of $250,000, net of insurance, or claims for equitable relief;

(m) other than as required by applicable Law, (i) make, change or revoke any material Tax election, (ii) amend any Tax Return with respect to any material Tax, (iii) change any annual Tax accounting period or adopt or change any material method of Tax accounting, (iv) surrender any right to claim a material Tax refund, (v) enter into any closing agreement relating to any material Tax, including pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or enter into any material settlement or compromise of any material Tax liability or (vi) or incur a material Tax liability outside the ordinary course of business;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(o) sell, assign, transfer, license, sublicense, covenant not to sue with respect to or otherwise dispose of any Intellectual Property (other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice); or

(p) commit to take any of the actions described in the preceding paragraphs (a) through (o).

SECTION 5.2       No Solicitation

(a) No Solicitation. The Company and its Subsidiaries and its and their respective directors, officers and employees shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to (i) immediately cease all discussions and negotiations with respect to any Acquisition Proposal and (ii) thereafter not directly or indirectly, (A) initiate, solicit, induce or knowingly facilitate, encourage or assist any inquiry or the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (B) engage in, enter into, continue or otherwise participate in any discussion or negotiation regarding, or furnish or otherwise provide access to any non-public information concerning the Company or its Subsidiaries to any Person in connection with or in response to, any Acquisition Proposal or Acquisition Inquiry, or (C) otherwise cooperate with, knowingly assist, participate in or knowingly facilitate any effort or attempt to make any Acquisition Proposal or Acquisition Inquiry. Notwithstanding the foregoing, if prior to obtaining the Company Shareholder Approval, (i) the Company receives a bona fide written Acquisition Proposal from any Person that was unsolicited (and not withdrawn), (ii) such Acquisition Proposal did not result from a breach of this Section 5.2, (iii) the Company Board (and, if a special committee has been formed, acting upon the recommendation of such special committee to take such action) determines in good faith (after consultation with its financial advisors and its outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and (iv) the Company Board (and, if a special committee has been formed, acting upon the recommendation of such special committee to take such action) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company and its Representatives may provide non-public information concerning the Company and its Subsidiaries in response to a request therefor by such Person if prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company: (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement with customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person and other provisions not materially less favorable to the Company in the aggregate than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement (i) need not prohibit the making of an Acquisition Proposal, (ii) may contain any standstill or similar provision and (iii) shall expressly provide that nothing therein shall restrict the Company from complying with the provisions of this Section 5.2) and, substantially concurrently with the furnishing of such non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent). Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and its and their Representatives may (without any determination by the Company Board or any committee thereof or consultation with its financial advisors or outside legal counsel) direct any Person to this Agreement, including the specific provisions of this Section 5.2. Notwithstanding anything to the contrary, the Company: (i) agrees that it will not, and shall ensure that each of its Subsidiaries will not release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which the Company or any of its Subsidiaries is or becomes a party or under which the Company or any of its Subsidiaries has or acquires any rights, and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent.

(b) No Adverse Recommendation Change. Neither the Company Board nor any committee thereof shall: (i) withhold, withdraw or modify in any manner adverse to Parent, or permit the withholding, withdrawal or modification in a manner adverse to Parent of, the Company Recommendation (an “Adverse Recommendation Change”); (ii) recommend the approval, acceptance or adoption of, or approve, recommend or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other analogous agreement or Contract constituting, or which provides for, contemplates or is intended or would reasonably be expected to result directly or indirectly in, an Acquisition Transaction; or (iv) resolve, agree in writing or publicly propose to, or permit the Company or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries to agree or publicly propose to, take any of the actions referred to in this Section 5.2(b)(i) through (iv).

(c) Notwithstanding the foregoing or anything else to the contrary in this Agreement (including Section 5.3 and Section 5.5), at any time prior to obtaining the Company Shareholder Approval, the Company Board (or, if a special committee shall have been formed, acting upon the recommendation of such special committee to take such action) may make an Adverse Recommendation Change (and in the case of clause (i) below, may also take action pursuant to Section 7.1(c)(ii)):

(i) if: (A) the Company receives an unsolicited, bona fide, written Acquisition Proposal that is made to the Company and is not withdrawn;

(B) such Acquisition Proposal did not result from a material breach of any of the provisions of this Section 5.2;

(C) the Company provides Parent, at least 24 hours (or such shorter notice period provided to the members of the Company Board or, if applicable, the special committee) prior to any meeting of the Company Board (or, if applicable, the special committee) at which the Company Board (or, if applicable, the special committee) will consider and determine whether such Acquisition Proposal is a Superior Offer, with a written notice specifying the date and time of such meeting, the material terms and conditions of the Acquisition Proposal that is the basis of the potential action by the Company Board (or, if applicable, the special committee) (including a copy of any draft Contract relating to such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal;

(D) the Company Board (or, if applicable, the special committee) determines in good faith, after having consulted with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal;

(E) the Company Board (or, if applicable, the special committee) determines in good faith, after having consulted with its financial advisors and outside legal counsel, that, in light of such Superior Proposal, the failure to effect an Adverse Recommendation Change or take action pursuant to Section 7.1(c)(ii) would be inconsistent with the fiduciary obligations of the Company Board under applicable Law;

(F) no less than four calendar days prior to effecting an Adverse Recommendation Change or taking action pursuant to Section 7.1(c)(ii), the Company delivers to Parent in writing (a “Recommendation Change Notice”): (1) stating that the Company has received a Superior Proposal that did not result from or arise out of a breach of Section 5.2; (2) stating that the Company Board intends to effect an Adverse Recommendation Change or take action pursuant to Section 7.1(c)(ii) and describing any intended modification of the Company Recommendation or action pursuant to Section 7.1(c)(ii); (3) specifying the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal; and (4) attaching copies of the most current and complete draft of any proposed definitive Contract relating to such Superior Proposal and all other material documents and communications relating to such Superior Proposal;

(G) throughout the period between the delivery of such Recommendation Change Notice and any Adverse Recommendation Change or action pursuant to Section 7.1(c)(ii), the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement or enter into an alternative transaction with Parent; and

(H) at the time of the Adverse Recommendation Change or action pursuant to Section 7.1(c)(ii), the Company Board (or, if applicable, the special committee) determines in good faith, after consulting with the Company’s financial advisor and outside legal counsel, that the failure to effect an Adverse Recommendation Change or take action pursuant to Section 7.1(c)(ii) would be inconsistent with the fiduciary obligations of the Company Board under applicable Law in light of such Superior Proposal (after taking into account any changes to the terms of this Agreement that Parent irrevocably agreed in writing to make as a result of the negotiations required by clause “(G)” above or otherwise); or

(ii) if: (A) there shall arise after the date of this Agreement an Intervening Event that leads the Company Board (or, if a special committee shall have been formed, acting upon the recommendation of such special committee to take such action) to consider effecting an Adverse Recommendation Change;

(B) the Company provides Parent, at least 48 hours prior to any meeting of the Company Board at which the Company Board will consider and determine whether such Intervening Event requires the Company Board to effect an Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Intervening Event;

(C) the Company Board (or, if applicable, the special committee) determines in good faith, after having consulted with its financial advisors and outside legal counsel, that, in light of such Intervening Event, the failure to effect an Adverse Recommendation Change would be inconsistent with the fiduciary obligations of the Company Board under applicable Law;

(D) no less than four calendar days prior to effecting an Adverse Recommendation Change, the Company delivers to Parent a written notice: (1) stating that an Intervening Event has arisen; (2) stating that it intends to effect an Adverse Recommendation Change in light of such Intervening Event and describing any intended modification of the Company Recommendation; and (3) containing a reasonably detailed description of such Intervening Event;

(E) throughout the period between the delivery of such notice and any Adverse Recommendation Change, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement or enter into an alternative transaction with Parent; and

(F) at the time of the Adverse Recommendation Change, the Company Board (or, if applicable, the special committee) determines in good faith, after consulting with the Company’s financial advisor and outside legal counsel, that the failure to effect an Adverse Recommendation Change would be inconsistent with the fiduciary obligations of the Company Board under applicable Law in light of such Intervening Event (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” above or otherwise).

For purposes of clause “(i)” of this Section 5.2(c), any change in the form or amount of the consideration payable in connection with a Superior Proposal, and any other material change to any of the terms of a Superior Proposal, will be deemed to be a new Superior Proposal, requiring a new Recommendation Change Notice and a new advance notice period; provided, however, that the advance notice period applicable to any such change to a Superior Proposal pursuant to clause “(i)(F)” of this Section 5.2(v) shall be three calendar days rather than four calendar days. Any and all information regarding any negotiations that take place pursuant to clause “(i)(F)” or clause “(ii)(E)” of this Section 5.2(c) (including the existence and terms of any proposal made by or on behalf of Parent or the Company during such negotiations) shall be subject to the Confidentiality Agreement. The Company shall ensure that any Adverse Recommendation Change (x) does not change or otherwise affect the approval of this Agreement or the Voting Agreement by the Company Board or any other approval of the Company Board and (y) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) under applicable Law to be applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(d) Notice to Parent. If the Company or any of its Representatives receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in any event within 48 hours) (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry) and (ii) provide Parent with a copy of the applicable written Acquisition Proposal (or if oral, a summary of the material terms and conditions thereof) and all material documents received by the Company or any of its Representatives setting forth the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed in all material respects on a reasonably current basis of the status and material developments, discussions or negotiations regarding any such Acquisition Proposal or Acquisition Inquiry and shall promptly (and in any event within 48 hours) provide Parent with a copy of material documentation and material terms and conditions (including any change in price or form of consideration or other material amendment thereto); provided, that it is understood and agreed that all such information and communications shall be subject to the Confidentiality Agreement.

(e) Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act, or making any “stop-look-and-listen” communication or similar communication of the type contemplated pursuant to Rule 14d-9 under the Exchange Act or (ii) if required by applicable Law, issuing a press release disclosing the Company has received a bona fide, written Acquisition Proposal that the Company Board has determined in compliance with Section 5.2(a) could reasonably be expected to lead to a Superior Proposal (provided that (A) such Acquisition Proposal did not result from a breach of Section 5.2(a) and (B) the Company provides Parent notice, and a copy of such press release, a reasonable time in advance of such release); provided that any such disclosure shall be deemed to be an Adverse Recommendation Change if the Company fails to expressly and publicly reaffirm the Company Recommendation in such disclosure or similar communication. For the avoidance of doubt, in no event shall the issuance of a “stop-look-and-listen” communication pursuant to Rule 14d-9 of the Exchange Act (or similar statement pursuant to any requirement of applicable Law), without more, constitute an Adverse Recommendation Change.

(f) Definitions. For purposes of this Agreement:

(i) “Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that would reasonably be expected to lead to an Acquisition Proposal.

(ii) “Acquisition Proposal” means any proposal or offer for an Acquisition Transaction.

(iii) “Acquisition Transaction” means any transaction or series of transactions involving (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose businesses constitute at least 15% of the net revenues or assets of the Company and its Subsidiaries, taken as a whole, or (B) the acquisition in any manner, directly or indirectly, of at least 15% of the equity securities or assets of the Company and its Subsidiaries, taken as a whole, in each case other than the Merger.

(iv) “Intervening Event” means a material event, change, circumstance, occurrence, effect or state of facts that was not known to the Company Board prior to the execution of this Agreement (or, if known, the consequences of which were not known nor reasonably foreseeable), which event, change, circumstance, occurrence, effect or state of facts, or any consequence thereof, becomes known to the Company Board after the date hereof; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto constitute an Intervening Event.

(v) “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of “Acquisition Transaction” changed from 15% to 80%) that the Company Board or any committee thereof determines in its good faith judgment (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (B) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger.

SECTION 5.3       Preparation of Proxy Statement; Shareholders Meeting; Vote of Parent. (a) No later than 30 days after the date hereof, the Company shall prepare and file a proxy statement in connection with the Shareholders Meeting (such proxy statement, together with any exhibits, supplements or amendments thereto, the “Proxy Statement”) in preliminary form with the SEC. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement. The Company shall (i) cause the Proxy Statement and the filing and any dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and (ii) cause the Proxy Statement to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no covenant is made by the Company with respect to information relating to, or supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. Parent and Merger Sub shall furnish to the Company the information relating to them required by the Exchange Act to be set forth in the Proxy Statement, which such information shall be true, correct and complete in all material respects. The Company and Parent shall cooperate and consult with each other with respect to the timing of running one or more broker searches for the record date of the Shareholders Meeting.

(b) If, at any time prior to obtaining the Company Shareholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the shareholders of the Company.

(c) The Company shall consult with Parent (and, if requested by Parent, its counsel), and Parent (and, if requested by Parent, its counsel) shall be given a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) before it is filed with the SEC and the Company shall give reasonable and good faith consideration to any comments made by Parent (and, if requested by Parent, its counsel). The Company shall provide Parent (and, if requested by Parent, its counsel) with any comments (written or oral) that may be received from the SEC with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use reasonable best efforts to resolve all SEC comments as promptly as practicable. Parent (and, if requested by Parent, its counsel) shall be given a reasonable opportunity to review any proposed responses and provide comments to such responses, to which reasonable and good faith consideration shall be given by the Company.

(d) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall (i) establish the earliest reasonable practicable record date for a special meeting of its shareholders to be held solely for the purpose of obtaining the Company Shareholder Approval (the “Shareholders Meeting”) (and shall not change such record date without the written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed), (ii) give notice of the Shareholders Meeting and mail the Proxy Statement, (iii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in compliance with the terms of this Agreement, include in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company vote in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby (the “Company Recommendation”) and use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby, and (iv) hold the Shareholders Meeting; provided, however, that the Company may postpone or adjourn the Shareholders Meeting from its originally noticed date for a reasonable period (A) in order to solicit additional proxies so as to establish a quorum, but only until there are a sufficient number of shares present or represented to obtain such quorum or (B) to allow time for the filing or dissemination of any supplemental or amended disclosure documents which the Company Board has determined in good faith is required to be filed or disseminated under applicable Law. The Company’s obligation to call, give notice of and hold the Shareholders Meeting in accordance with this Section 5.3(d) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, by any Intervening Event or by any Adverse Recommendation Change. Without limiting the generality of the foregoing, the Company agrees that: (i) unless this Agreement is terminated in accordance with Section 7.1, the Company shall not submit any Acquisition Proposal to a vote of its shareholders (other than the Merger); and (ii) except as otherwise provided in this Section 5.3(d), the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Shareholders Meeting. Following receipt of Company Shareholder Approval, the Company shall promptly deliver notice (the “Shareholder Notice”) to each shareholder of the Company who gave written objection to the Merger in accordance with Section 179(2) of the BVI Act and each shareholder of the Company from whom written objection was not required in accordance with Section 179(2) of the BVI Act, which notice shall include the notice to shareholders required by Section 179 of the BVI Act of the approval of the Merger. The Company shall (i) give Parent a reasonable opportunity to review and comment on all materials to be submitted to the shareholders of the Company, including the Shareholder Notice, and (ii) consider in good faith, and incorporate therein, all comments reasonably proposed by Parent.

(e) Immediately after the execution and delivery of this Agreement, Parent, in its capacity as the sole shareholder of Merger Sub, shall adopt this Agreement.

SECTION 5.4       Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, upon reasonable notice, the Company shall afford Parent and its Representatives reasonable access to the properties, assets, offices, facilities, books and records of the Company and its Subsidiaries and shall furnish Parent and the Debt Financing Sources with such financial, operating and other data and information relating to the Company and its Subsidiaries as Parent may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section 5.4, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Parent or its Representatives or any Debt Financing Source if such disclosure would (a) jeopardize any attorney-client or other legal privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege or develop an alternative method of providing such information to Parent), or (b) contravene any Law or Contract (provided that the Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not contravene Law or Contract or develop an alternative method of providing such information to Parent). Prior to the Closing, Parent shall not and shall cause its Affiliates and its and their Representatives and the Debt Financing Sources not to use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the Merger and the transactions contemplated hereby. No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.  Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any partner, licensor, licensee, customer or supplier of the Company in connection with the Merger or any of the transactions contemplated hereby without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating.

(b) Parent and Merger Sub shall hold all documents and other information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby in accordance with the letter agreement, dated as of October 1, 2019, between the Company and Culligan International Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 5.5       Efforts to Consummate the Merger. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (under Law or otherwise) in order to consummate the Merger and the other transactions contemplated by this Agreement, including by using and by causing its Affiliates to use its and their reasonable best efforts to:

(i) prepare and file all forms, registrations and notices required under, and seek any consents, authorizations or other approvals required under, any Law or by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby;

(ii) provide as promptly as possible and advisable all information and documentary materials that may be requested pursuant to the HSR Act (including pursuant to any “Second Request”);

(iii) obtain all required consents, approvals or waivers from any third Person, including as required under any Contract; and

(iv) resolve all objections asserted with respect to this Agreement or the Merger or other transactions contemplated hereby under any Law.

Without limiting the generality of the foregoing, each of the parties shall prepare and file as promptly as practicable (and in any event no later than the 15th Business Day hereafter) an appropriate Notification and Report Form under the HSR Act. Parent shall pay all filing fees under the HSR Act.

(b) Subject to applicable Law relating to the exchange of information, the parties shall keep each other reasonably apprised of the status of the matters addressed in this Section 5.5 and shall cooperate with each other in connection with such matters, including by:

(i) cooperating with each other in connection with filings or other written submissions required or advisable under any Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities in the United States and as to the contents of all communications with such Governmental Entities in the United States. To the extent permitted by Law, each party shall be given a reasonable opportunity to review and comment on any filing or other written materials being submitted to any Governmental Entity in the United States before submission, and the submitting party shall give reasonable and good faith consideration to any comments made by the other party; provided, however, that either party may limit disclosure of any sensitive business information exchanged pursuant to this paragraph (b) (including contents of draft or final copies of submissions) to the other party’s outside counsel;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law in the United States;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity in the United States with respect to the Merger or other transactions contemplated by this Agreement and ensuring to the extent permitted by Law and the applicable Governmental Entity that each of the parties has the opportunity to attend any meeting or phone call with or other appearance before any Governmental Entity; provided, however, that either party may limit attendance at such meeting or phone call to outside counsel of the other party; and

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity in the United States.

(c) The obligations of Parent and Merger Sub under this Section shall include Parent and Merger Sub (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise (A) the sale, divesture, license or other disposition of any asset or business of Parent, Merger Sub or any of their Affiliates or (B) the sale, divesture, license or other disposition, contemporaneously with or subsequent to the Effective Time, of any asset or business of the Company or its Subsidiaries; (ii) permitting the Company and its Subsidiaries to sell, divest, license or otherwise dispose any of its or their assets or businesses prior to the Effective Time; (iii) entering into any conduct of business arrangement with respect to its or its Affiliates’ assets or businesses or the Company or its Subsidiaries’ assets or businesses; and (iv) modifying, relinquishing, waiving or terminating any of its or its Affiliates or the Company’s or its Subsidiaries’ existing relationships, ventures and contractual rights, in any such case of (i) through (iv), so as to obtain the expiration of any applicable waiting period in the United States with respect to any Antitrust Law in the United States, to obtain any required consent or other approval from any Governmental Entity in the United States under any Antitrust Law, or to prevent the entry of, or have vacated, lifted, reversed or otherwise overturned, any applicable injunction, judgment or other order issued under any Antitrust Law in the United States; provided, however, that Parent and Merger Sub shall not be required to (or to cause their Subsidiaries to) take (and the Company shall not take, without the prior written consent of Parent) the actions set forth in clauses (i) through (iv) if such actions, considered collectively, would reasonably be expected to result in a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(d) Parent and Merger Sub shall not, and shall cause their Affiliates not to, acquire or agree to acquire any assets (including any equity interest in any Person) if such acquisition or agreement would reasonably be expected to (i) materially increase the risk of not obtaining any required expiration of any waiting period or any consent or other approval necessary under any Antitrust Law in the United States for the Merger or other transactions contemplated hereby or (ii) materially increase the risk of any Governmental Entity in the United States entering or not vacating, lifting, reversing or otherwise overturning any injunction, judgment or other order under any Antitrust Law in the United States that would prevent, prohibit, restrict or delay the consummation of the Merger or other transactions contemplated hereby.

(e) Notwithstanding anything to the contrary herein (but subject to the last sentence of this Section 5.5(e)), the Company shall control the defense and settlement of all Shareholder Litigation initiated against the Company, the Company Board or any of its or their Representatives. The Company shall promptly notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Shareholder Litigation. Without otherwise limiting the Indemnified Persons’ rights with regard to the right of counsel, following the Effective Time, the Indemnified Persons shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Persons prior to the Effective Time to defend any Shareholder Litigation. No compromise or full or partial settlement of any Shareholder Litigation shall be agreed to by the Company without Parent’s prior written consent (which shall not to be unreasonably withheld, delayed or conditioned).

SECTION 5.6       Financing. (a) Neither Parent nor Merger Sub shall agree or permit (and Parent and Merger Sub shall cause their Affiliates to not agree or permit) to any amendment, replacement, supplement or other modification of, or waive any of its rights or any rights in favor of the Company under, any Financing Commitment or any definitive agreements related to any Financing Commitment (including the Debt Fee Letter), in each case, without the prior written consent of the Company, if such amendment, replacement, supplement or other modification or waiver (x) reduces the aggregate amount of the Financing below the amount required to consummate the transactions contemplated hereby on the Closing Date or (y) amends, supplements or otherwise modifies the conditions precedent to the Financing Commitments or adds or imposes new terms or conditions in a manner that would reasonably be expected to (i) materially delay, impede or impair the Closing or prevent the Closing or (ii) adversely impact the ability of Parent, Merger Sub or any of their Affiliates to enforce their rights under the Financing Commitments or the ability of Parent, Merger Sub, Borrower or their Affiliates to perform their obligations hereunder on a timely basis; it being understood and agreed that Parent, Merger Sub or any of their Affiliates may, without the consent of the Company, amend or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter on the date of this Agreement so long as such amendment or modification does not have the effects described in clauses (x) or (y) above. Parent and Merger Sub shall promptly deliver to the Company copies of any such amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent. Each of Parent and Merger Sub shall, and shall cause any of their Affiliates, as applicable, to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and obtain the Financing on the terms and conditions described in the Financing Commitments (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, the “flex” provisions contained in the Debt Fee Letter, as applicable) including (i) using its reasonable best efforts to (u) enforce its rights under the Financing Commitments; provided, however that nothing contained in this Section 5.6 shall require either Parent or Merger Sub to bring any enforcement action or proceeding against any Debt Financing Source to enforce its respective rights under the Debt Commitment Letter to procure Debt Financing pursuant to the Debt Commitment Letter and Debt Fee Letter, (v) maintain in full force and effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, (w) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein, (x) satisfy on a timely basis all conditions applicable to the Borrower in such definitive agreements that are within its control and (y) cause Borrower to contribute or otherwise transfer the proceeds of the Debt Financing to Parent to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement; and (ii) at the request of the Company, fully enforcing the Equity Financing Sources’ obligations (and the rights of Parent and the Company) under the Equity Commitment Letter, including by filing one or more lawsuits against the Equity Financing Sources to fully enforce the Equity Financing Sources’ obligations (and the rights of Parent and the Company) thereunder. Upon any amendment, replacement, supplement or modification of the Equity Commitment Letter or Debt Commitment Letter in accordance with this Section 5.6(a), the terms “Equity Commitment Letter” and “Debt Commitment Letter” shall mean the Equity Commitment Letter and Debt Commitment Letter, as applicable, as so amended, replaced, supplemented or modified in accordance with this Section 5.6(a). Parent and Merger Sub shall keep the Company reasonably informed of any material developments concerning the Financing that would reasonably be expected to adversely affect (x) the ability of Parent or Borrower to satisfy any of the conditions to the Debt Financing or the Equity Financing or (y) the availability of the Debt Financing or the Equity Financing (other than by virtue of the imposition of original issue discount, which may be funded at the election of Borrower as provided in the Debt Fee Letter and/or by an increase in the amount of the Equity Financing); provided, neither Parent, the Borrower nor Merger Sub shall be required to provide information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any confidentiality obligation binding on Parent or Merger Sub and/or any of their respective affiliates.

(b) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, the “flex” provisions contained in the Debt Fee Letter) for any reason, Parent and Merger Sub shall, and Parent shall cause the Borrower to, cooperate and use their reasonable best efforts to obtain, as promptly as practicable, financing from alternative sources (the “Alternative Debt Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement to occur on the Closing Date and on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than as set forth in the Debt Commitment Letter in effect as of the date hereof (and such terms and conditions shall not contain any conditions precedent to the Debt Financing that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby); provided nothing herein or in any other provision of this Agreement shall require, and in no event shall the reasonable best efforts of Parent and the Merger Sub be deemed or construed to require, (A) Parent, Merger Sub or any of their Affiliates to waive any term or condition of this Agreement, (B) Parent, Merger Sub or any of their Affiliates to pay fees or other amounts that, taken as a whole, materially exceed the aggregate fees and other amounts contemplated to be paid by the Debt Commitment Letter and the Debt Fee Letter as of the date of this Agreement, or (C) seek any additional equity financing or commitments. In the event that Alternative Debt Financing is arranged in accordance with this Section 5.6(b), the term “Debt Commitment Letter” shall mean the commitment letters for such Alternative Debt Financing (as amended, replaced, supplemented or modified in accordance with Section 5.6(a)). In the event that Alternative Debt Financing shall be obtained pursuant to this Section 5.6(b), the parties shall comply with the covenants in Section 5.6(a) with respect to such Alternative Debt Financing mutatis mutandis. Parent shall keep the Company informed on a current basis in reasonable detail of the status of its efforts to obtain and consummate the Alternative Debt Financing.

(c) Parent and Merger Sub shall keep the Company reasonably informed of the status of Parent’s, the Borrower’s and Merger Sub’s efforts to obtain the Financing and to satisfy the conditions thereof, and giving the Company prompt notice of any material change (adverse or otherwise) with respect to the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall notify the Company promptly (and in any event within one Business Day) if at any time prior to the Closing:

(i) any Financing Commitment is terminated for any reason whether or not such attempted or purported termination is valid;

(ii) Parent, the Borrower or Merger Sub obtains knowledge of any breach or default or any threatened breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any of the Financing Commitments;

(iii) Parent, the Borrower or Merger Sub receives any written communication from any Person with respect to any (A) actual, potential or threatened breach, default, termination or repudiation by any party to any of the Financing Commitments or (B) dispute or disagreement between or among any parties to any of the Financing Commitments;

(iv) any Equity Financing Source or Debt Financing Source refuses to provide, or notifies Parent or Merger Sub (in writing) an intent to refuse to provide, all or any portion of the Financing Commitments contemplated by the Equity Commitment Letter or the Debt Commitment Letter, respectively, on the terms set forth therein; or

(v) Parent, the Borrower or Merger Sub, for any reason, no longer believes in good faith that it will be able to obtain all or any portion of the Financing Commitments on the terms described in the Equity Commitment Letter or the Debt Commitment Letter, as applicable.

Promptly after receipt of written notice by Parent and Merger Sub from the Company, Parent and Merger Sub shall provide any information reasonably requested in writing by the Company relating to any circumstance referred to in clause (i) through (v) of the immediately preceding sentence; provided, none of Parent, the Borrower nor Merger Sub shall be required to provide information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any confidentiality obligation binding on Parent or Merger Sub and/or any of their respective Affiliates.

(d) It is understood and agreed that after the date of this Agreement, Parent intends to pursue, and the Company will use its reasonable best efforts to assist in accordance with Section 5.6(e), debt financing which may be comprised of a senior secured cash flow revolver, a senior secured term loan facility and/or senior unsecured notes (the “Best Efforts Debt Financing”), in lieu of the Debt Financing, to effect the Parent Refinancing, satisfy in full the Paid Off Indebtedness, to finance the transactions contemplated hereby and to pay related fees and expenses; provided, however, that notwithstanding anything to the contrary in this Agreement, the conditions set forth in Article VI, to the extent applicable to Company’s obligations under Section 5.6 in respect of any Best Efforts Debt Financing only, shall be deemed to be satisfied with respect thereto notwithstanding that the Company has breached or otherwise failed to comply with its obligations in respect of the Best Efforts Debt Financing only and no such breach or failure shall constitute or be deemed to be a breach for purposes of this Agreement, including for purposes of Article VII, or otherwise form the basis of a failure to effect the Closing by Parent.

(e) Prior to the Closing, the Company shall, to the extent Parent and Merger Sub may reasonably request in connection with the Debt Financing and/or the Best Efforts Debt Financing, use its reasonable best efforts to, and shall cause its Subsidiaries to cause its and their respective officers, employees and advisors to, use reasonable best efforts to provide to Parent and Merger Sub such cooperation as is customary for such debt financings, including:

(i) cooperating in the preparation of any confidential information memorandum, lender presentations, rating agency presentations and/or other investor slides and the execution and delivery of any definitive financing documents (including any loan agreement, pledge and security documents, any hedging agreement, control agreements and related deliverables (including any schedules and exhibits thereto)) as may be reasonably requested by Parent;

(ii) making senior management of the Company reasonably available for a reasonable number of meetings, conference calls and sessions with ratings agencies at mutually agreeable times and upon reasonable notice (but no more than one in-person bank meeting);

(iii) cooperating with Debt Financing Sources and their respective advisors in performing their due diligence;

(iv) as promptly as reasonably practicable, furnishing Parent, Merger Sub and Debt Financing Sources with (x) the Required Information and, in connection with the Best Efforts Debt Financing, such other information that is otherwise reasonably necessary in connection with Parent’s Debt Financing;

(v) cooperating and assisting Parent and the Borrower in connection with Parent’s and/or the Borrower’s preparation of customary pro forma financial statements reflecting the Merger and the Financing and/or the Best Efforts Debt Financing (it being understood and agreed that the Company shall not be required to provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (or otherwise prepare pro forma financial information or post-Closing financial information));

(vi) (A) ensuring that the chief financial officer (or other similar financial officer) of the Company executes prior to the Closing customary “authorization” letters as pertaining to the Company in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities and (B) providing information and supporting details reasonably requested by Parent to enable Borrower’s delivery of a solvency certificate in the form required by the Debt Commitment Letter or by the Best Efforts Debt Financing documentation;

(vii) facilitating the pledging of collateral and the perfection of the applicable security interests (including obtaining insurance certificates with customary endorsements as required by the Debt Financing and/or a Best Efforts Debt Financing);

(viii) ensuring that the syndication efforts in respect of the debt Financing and/or the Best Efforts Debt Financing benefit from the existing lending relationships of the Company;

(ix) furnishing Parent, the Borrower and the Debt Financing Sources promptly, and in any event no later than three Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and 31 C.F.R. § 1010.230, that has been reasonably requested by Parent and/or the Borrower at least ten Business Days prior to the Closing Date or such other time periods as are specified in the Best Efforts Debt Financing documentation;

(x) causing the taking of corporate and other actions by the Company and its Subsidiaries that are reasonably necessary to permit the consummation of the Debt Financing or the Best Efforts Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to the Borrower as of the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Companies who retain their respective positions as of the Closing;

(xi) consenting to the reasonable use of the logos of the Company and its Subsidiaries in connection with the Debt Financing and/or the Best Efforts Debt Financing in a manner that is customary for financing transactions; it being understood that such logos will not be used in a manner that is intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries;

(xii) assisting Parent or its Affiliates in obtaining corporate and facilities ratings in connection with the Debt Financing and/or the Best Efforts Debt Financing; and

(xiii) delivering notices of prepayment or redemption within the time periods required by the relevant agreements governing the Company’s existing Indebtedness to be paid off at the Closing;

provided, that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, materially interfere with the business or operations of the Company or its Subsidiaries (it being understood and agreed that the actions specified in clauses “(i)” through “(xiii)” of this Section 5.6(e) do not interfere with the business or operations of the Company or its Subsidiaries; provided, further, that notwithstanding anything in this Agreement to the contrary, (x) none of the stockholders of the Company, the Company nor any of the Company’s Subsidiaries or Affiliates shall (1) be required to pay any commitment or other similar fee, (2) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing (or Alternative Debt Financing) or Best Efforts Debt Financing, unless and until the Closing occurs, (3) incur any other liability in connection with the Financing (or any Alternative Debt Financing) or Best Efforts Debt Financing, (4) other than with respect to the provision of information as described in clause “(vii)” above, be required to enter into, deliver or perform under any agreement, certificate or other document with respect to the Debt Financing (other than the authorization letters pursuant to clause “(vii)” of this Section 5.6(e)) that is not contingent upon the Closing or that would be effective prior to or simultaneous with the Closing, (5) be required to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses with respect to its obligations under Section 5.6(e) prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (6) be required to give any indemnities in connection with the Debt Financing that are effective prior to the Closing, (7) be required to provide any information the disclosure of which is prohibited or restricted under applicable Law (provided that the Company shall use its reasonable best efforts to provide such information in a manner that does not contravene Law or develop an alternative method of providing such information) and if any information is being withheld on such basis, shall inform Parent that information is being so withheld, (8) provide any legal opinion or other opinion of counsel, (9) be required to take any action that would result in a material default or breach under any material agreement to which the Company is a party or (10) be required to provide access to or disclose information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any confidentiality obligation binding on the Company or any of its Affiliates, and (y) except as set forth in this Section 5.6(e), no person that is a director or officer of the Company or any of its Subsidiaries shall be required to take any action in such capacity with respect to the Financing or Best Efforts Debt Financing prior to the Closing. Parent shall reimburse the Company for all reasonable and documented expenses incurred by the Company and its Subsidiaries in connection with its compliance with this Section 5.6(e), promptly upon receipt of the Company’s written request therefor.

(f) It is the intention of the parties to work together following the date of this Agreement to effect the Best Efforts Debt Financing. In the event that the Best Efforts Debt Financing is not obtained on or prior to the Closing Date, the Parties will utilize the Debt Financing Commitments in accordance with Section 4.5(b). Parent and Merger Sub acknowledge and agree that the availability of or obtaining of the Financing or the Best Efforts Debt Financing or the receipt of proceeds therefrom is not a condition to the Closing.

(g) On or prior to the Closing Date, the Company shall deliver to Parent and Merger Sub a fully executed payoff letter in customary form with respect to the debt for borrowed money described in Section 5.6(g) of the Company Disclosure Letter (the “Paid Off Indebtedness”) specifying the aggregate amount of the obligations of the Company and its Subsidiaries (including principal, interest, fees, expenses, prepayment penalties or payments and other amounts payable) that will be outstanding as of the Closing Date. At or prior to Closing, Parent shall have caused the Paid Off Indebtedness to be repaid in full or arranged for such Paid Off Indebtedness to be paid in full substantially concurrently with the Closing, in either case, other than indemnity obligations for which no claim has been made and other inchoate obligations which expressly survive the pay off and discharge of such indebtedness.

(h) Prior to the Closing and at the request of Parent, the Company will cooperate and use reasonable best efforts to assist Parent in connection with the preparation and filing by the Company of a Current Report on Form 8-K to the extent necessary for the materials used in connection with the Debt Financing and/or a Best Efforts Debt Financing to avoid containing any material non-public information with respect to the Company and its Subsidiaries.

(i) Prior to Closing, the Company shall timely file all SEC Documents required to be filed by the rules and regulations of the SEC.

(j) Parent shall indemnify and hold harmless the Company from and against any and all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are suffered or incurred by any of them in connection with actions taken at the request of Parent and Merger Sub in accordance with Section 5.6(e) by them.

SECTION 5.7       Employment and Employee Benefits Matters; Other Plans. (a) Without limiting any additional rights that any current employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Company and each of its Subsidiaries, for a period commencing at the Effective Time and ending 12 months thereafter, to provide any Company Employee terminated during that 12-month period with 100% of the severance payments and benefits required under the Company Plans set forth on Schedule 5.7(a) of the Company Disclosure Letter as in effect on the date of this Agreement.

(b) Without limiting any additional rights that any Company Employee may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Company and each of its Subsidiaries, for the period commencing at the Effective Time and ending 12 months thereafter, to maintain for any Company Employee who remains employed by the Company or any of its Subsidiaries (i) annual salary/wage rate, annual cash bonus opportunities, and commission opportunities that are each no less favorable than provided to such Company Employees immediately prior to the Effective Time, and (ii) employee benefits (solely including, health, welfare and defined contribution retirement benefits, but excluding change in control benefits, retention bonuses, equity-based incentive awards and defined benefit retirement benefits) that, in the aggregate, are substantially comparable to the employee benefits maintained for and provided to such Company Employees under Company Plans immediately prior to the Effective Time.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Company to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under (x) any severance-related provisions of existing Company Plans described in Section 5.7(a) above and (y) any benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Company (each, a “Parent Plan”) for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized by the Company immediately prior to the Effective Time under a comparable Company Plan, except to the extent such recognition would result in the duplication of benefits. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries during the plan year immediately prior to the Effective Time.

(d) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, each existing employment, change in control, retention, severance and termination protection agreement between the Company or any of its Subsidiaries and any officer, director or employee of that company that is set forth on Section 3.11(a) of the Company Disclosure Letter and the Company Key Executive Severance Plan with respect to all employees of the Company and its Subsidiaries who are participants under such plan.

(e) Neither Parent nor the Surviving Company or their Subsidiaries following the Effective Time shall, at any time prior to 90 days after the Effective Time, take any action that would result in a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or comparable conduct under any applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Surviving Company or its Subsidiaries without complying fully with the requirements of WARN or such applicable state Law; provided, that, this Section 5.7(e) shall not apply to a “mass layoff” or “plant closing” that arises as a result of, based on, or otherwise relates to the sale of any assets owned by the Surviving Company or its Subsidiaries.

(f) Nothing contained in this Section 5.7, express or implied, is intended to require Parent or its Subsidiaries, including the Surviving Company, to continue to employ any of the Company Employees for any specific period of time or to confer upon any Person that is not a party to this Agreement any right, benefit or remedy of any nature whatsoever under this Agreement, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent or its Affiliates or (ii) limit the right of Parent or its Affiliates to amend or terminate any Company Plan or any other employee benefit plan; provided, however, that nothing in this Agreement limits Parent’s or its Affiliates’ obligations to comply with the terms of any Company Plan.

SECTION 5.8       Takeover Restrictions. If any Takeover Restriction is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Boards of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Restriction on this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.9       Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party or any of its Affiliates from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby and (b) any Action commenced or threatened in writing against, relating to or involving the Merger or the other transactions contemplated hereby; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.10   Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, the Surviving Company shall and shall cause its Subsidiaries to, and Parent shall cause the Surviving Company and its Subsidiaries to, indemnify and hold harmless each present and former director, officer and employee of the Company and its Subsidiaries (each an “Indemnified Person”) against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties, taxes, losses, claims, damages or other liabilities incurred in connection with any Action or threatened Action, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date (including the Merger, the Financing, the Best Efforts Debt Financing and the other transactions contemplated hereby), whether asserted or claimed prior to, on or after the Closing Date, to the fullest extent that the Company and its Subsidiaries would have been permitted under applicable Law, including with respect to the advancement of expenses.

(b) For a period of six years from the Effective Time, the memorandum of association and articles of association (or comparable organizational documents) of the Surviving Company and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees than are presently set forth in the memorandum of association and articles of association (or comparable organizational documents) of such entity, and no such provisions shall be amended, repealed or otherwise modified during such period in any manner adverse to any such individuals.

(c) Prior to the Closing Date, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its Subsidiaries and their present and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company that shall provide such directors, officers and employees with coverage for six years following the Closing Date of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company and its Subsidiaries; provided, however, that in no event shall the Company pay with respect to such tail policy in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement net of any return premium received from the coverage currently maintained by the Company and its Subsidiaries (the “Maximum Amount”); provided, that if the Company is unable to obtain the insurance required by this Section 5.10(c), it shall be entitled to obtain comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. Following the Closing, the Surviving Company shall and shall cause its Subsidiaries to, and Parent shall cause the Surviving Company and its Subsidiaries to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d) From and after the Effective Time, the Surviving Company shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Company and its Subsidiaries to, honor in accordance with its terms, each indemnification agreement (including as may be contained in any employment agreement or arrangement) in effect between the Company or any of its Subsidiaries and any Indemnified Person as of the date hereof.

(e) In the event that the Surviving Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity or (ii) transfers or otherwise conveys all or a majority of its assets to any Person, then proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, or the holder of their assets, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

(f) This Section 5.10 is intended to be for the benefit of, and shall be enforceable by, each of the Persons entitled to indemnification. The indemnification, advancement of expenses and exculpation provided for herein shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to Law, contract or otherwise.

SECTION 5.11   Rule 16b-3. The Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Merger and other transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b–3 under the Exchange Act.

SECTION 5.12   Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other analogous public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any other analogous public statement prior to such consultation unless Parent or Merger Sub, on the one hand, and the Company, on the other hand shall have approved such disclosure or such disclosing party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Law, court process or rule or regulation of the NYSE; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent or Merger Sub before issuing any press release or making any other public statement (i) with respect to an Adverse Recommendation Change effected in accordance with Section 5.2(b) or (ii) with respect to any press release regarding an Acquisition Proposal issued in compliance with Section 5.2(e). Parent and the Company agree that the press release announcing the execution of this Agreement shall be a joint release of Parent and the Company. Nothing in this Section 5.12 shall limit the ability of any party hereto to make disclosures that are consistent in all material respects with the prior public disclosures by the parties regarding the Merger and the other transactions contemplated by this Agreement.

SECTION 5.13   Register of Members. On the Business Day immediately preceding the Closing, the Company shall deliver to Parent a certified copy of its register of members as of the day immediately prior to the Closing Date and cause the register of members of the Company to be closed, and there shall be no further registration of transfers on the register of members of the Company after that time.

SECTION 5.14   BVI Registered Agent. On or prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that the registered agent of the Company in the British Virgin Islands will recognize the authority of Parent to give instructions in relation to the Surviving Company with effect from the Effective Time, including for the purposes of updating the corporate records of the Company to reflect the Merger and the changes to the Company Board contemplated by Section 1.5.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1       Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction in the United States or any Specified Jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of the United States or any Specified Jurisdiction that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Antitrust. Any applicable waiting period (and any extension thereof, including any agreements or commitments by the parties not to consummate the transactions, including any timing agreements) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

SECTION 6.2       Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or to the extent permitted under applicable Law, waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties, all references to the terms “material” or “in all material respects” and any reference to “Parent Material Adverse Effect” (and variations thereof) shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b) above.

SECTION 6.3       Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in Section 3.4(a) through Section 3.4(d) (Capitalization) shall, except for any de minimis inaccuracies, be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(ii) each of the representations and warranties of the Company set forth in Section 3.8(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement;

(iii) each of the representations and warranties of the Company set forth in Section 3.2 (Authority; Execution; Delivery), Section 3.6(a) through 3.6(d) (SEC Reports; Financial Statements), Section 3.17 (Takeover Restrictions) and Section 3.18 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent which representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided, that for purposes of determining the accuracy of such representations and warranties all references to the terms “material” or “in all material respects” and any reference to “Material Adverse Effect” (and variations thereof) shall be disregarded; and

(iv) each of the remaining representations and warranties of the Company set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, that for purposes of determining the accuracy of such representations and warranties in this clause “(iv),” all references to the terms “material” or “in all material respects” and any reference to “Material Adverse Effect” (and variations thereof) shall be disregarded.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, other than with respect to obligations under Section 5.6 with respect to the Best Efforts Debt Financing.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a) through (c) above.

SECTION 6.4       Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1       Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before June 23, 2020 (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if such party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the failure of the Closing to have occurred on or before the Outside Date, other than with respect to the Company, obligations under Section 5.6 with respect to the Best Efforts Debt Financing;

(ii) if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting consummation of the Merger, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) if such party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such order, other than with respect to the Company, obligations under Section 5.6 with respect to the Best Efforts Debt Financing; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Shareholders Meeting duly convened or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken;

(c) by the Company:

(i) if Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub is untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) has not been cured prior to the date that is the 30th calendar day following the date that the Company delivers Parent notice of such breach or inaccuracy; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (i) if it is then in material breach of any of its covenants or other agreements set forth in this Agreement, other than with respect to obligations under Section 5.6 with respect to the Best Efforts Debt Financing;

(ii) subject to compliance with Section 5.2(c), at any time prior to the time the Company Shareholder Approval is obtained, if: (A) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an acquisition agreement in connection with a Superior Offer (an “Alternative Acquisition Agreement”); (B) concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement; and (C) the Company, concurrently with the termination of this Agreement, pays to Parent or its designees the Breakup Fee;

(iii) if: (A) all of the conditions set forth in Section 6.1 and Section 6.3 (other than any conditions that by their terms are to be satisfied at the Closing, provided that each such condition is then capable of being satisfied at a Closing on such date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or validly waived; (B) the Company has irrevocably certified in writing that all of the conditions set forth in Section 6.2 have been satisfied or waived and that, if Parent performs its obligation within its control to effect the Closing hereunder and the Debt Financing is funded the Company will take such steps as are within its control to effect the Closing; (C) Parent failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.2; and (D) Parent fails to consummate the Closing by the third Business Day immediately following the irrevocable written notice delivered pursuant to subsection (B) of this Section 7.1(c)(iii).

(d) by Parent:

(i) if the Company has breached or failed to perform any of its covenants or other agreements set forth in this Agreement, other than with respect to obligations under Section 5.6 with respect to the Best Efforts Debt Financing, or if any representation or warranty of the Company is untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) has not been cured prior to the date that is the 30th calendar day following the date that Parent or Merger Sub delivers Company notice of such breach or inaccuracy; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (i) if it is then in material breach of any of its covenants or other agreements set forth in this Agreement; or

(ii) if a Triggering Event shall have occurred.

SECTION 7.2       Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article, this Agreement shall immediately become void and of no effect; provided, however, that:

(a) Section 5.4(b) (Access to Information; Confidentiality), Section 5.6(e) (Financing), Section 5.12 (Public Announcements), this Section, Section 7.3 (Fees and Expenses), Article VIII (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement;

(b) Subject to Section 7.3 and 7.4, no such termination shall relieve any party from any liability or damages resulting from a pre-termination willful and material breach of this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity; and

(c) in the case of any damages sought by the Company from Parent or Merger Sub, such damages may be based on the consideration that would have otherwise been payable to the shareholders and equity award holders of the Company pursuant to this Agreement, or based on loss of market value or price of the Shares and implied value of any equity awards.

SECTION 7.3       Fees and Expenses.

(a) Generally. Except as otherwise expressly provided in this Agreement (including this Section 7.3), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Breakup Fee. In the event that:

(i) this Agreement is terminated (A) by Parent pursuant to Section 7.1(d)(ii) or (B) by the Company pursuant to Section 7.1(c)(ii); or

(ii) (A) an Acquisition Proposal shall have been disclosed, announced, commenced, submitted (in the case of Section 7.1(b)(iii), publicly) or made (in the case of Section 7.1(b)(iii), publicly), (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i), and (C) within twelve months after the date of such termination, the Company enters into a definitive agreement contemplating an Acquisition Transaction (whether or not related to such Acquisition Proposal) and such Acquisition Transaction is subsequently consummated, or an Acquisition Transaction is otherwise consummated (provided, that for purposes of this paragraph (ii), (A) each reference to “15%” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “35%”) and (B) a capital raising equity offering by the Company shall not constitute an “Acquisition Transaction”;

then, in any such event, the Company shall pay to Parent the Breakup Fee. “Breakup Fee” means a payment in cash of a non-refundable fee in the amount of $34,132,500. In no event shall the Company be required to pay the Breakup Fee on more than one occasion. In the event that Parent shall become entitled to receive payment of the Breakup Fee plus any payment obligations pursuant to Section 7.3(d), the receipt of the payment of the Breakup Fee and any such other obligations (if received) shall be deemed to be liquidated damages, and the Company shall not have any other liability or obligation to Parent, Merger Sub or any of their Affiliates relating to or arising out of this Agreement or the failure of the Merger or any other transaction contemplated hereby to be consummated, and in such event, Parent and Merger Sub shall not seek to recover any money damages or obtain any equitable relief from the Company.

(c) Breakup Fee Payment Procedures. Payment of the Breakup Fee shall be made by wire transfer of same day funds to the accounts designated by Parent (i) within two Business Days after termination in the case of termination of this Agreement pursuant to Section 7.1(d)(ii), (ii) concurrently with the termination of this Agreement pursuant to Section 7.1(c)(ii) and (iii) simultaneously with consummation of such Acquisition Transaction, in the case of a Breakup Fee payable pursuant to Section 7.3(b)(ii).

(d) Costs of Recovery. Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if Company fails to pay the Breakup Fee due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against Company for the amounts (or any portion thereof) set forth in this Section 7.3, Company shall pay to Parent its documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

SECTION 7.4       Parent Termination Fee; Other Parent Obligations.

(a) Parent Termination Fee. Upon termination of this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), Parent shall pay or cause to be paid to the Company (including by enforcing its rights under the Equity Financing Commitment to require funding of the Aggregate Termination Fee Commitment thereunder) (A) the Parent Termination Fee and (B) any amounts to which the company is entitled pursuant to Section 5.6 (the “Financing Cooperation Expenses”). “Parent Termination Fee” means a payment in cash of a non-refundable fee in the amount of $54,611,815. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that the Company shall become entitled to receive payment of the Parent Termination Fee from Parent plus any payment obligations pursuant to Section 7.4(c), the receipt of the Parent Termination Fee from Parent and any such other obligations (if received) shall be deemed to be liquidated damages and not a penalty, and Parent shall not have any other liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement or the failure of the Merger or any other transaction contemplated hereby to be consummated, and in such event, the Company shall not seek to recover any money damages or obtain any equitable relief from Parent or any of its Affiliates.  Nothing contained herein shall affect Parent’s obligation to pay to the Company any Financing Cooperation Expenses.

(b) Parent Termination Fee Payment Procedures.  Payment of the Parent Termination Fee shall be made by wire transfer of same day funds to the account designated by the Company within two Business Days after termination of this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii).

(c) Costs of Recovery.  Each of the parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.  Accordingly, if Parent fails to pay the Parent Termination Fee due pursuant to this Section 7.4 or the Financing Cooperation Expenses and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amounts (or any portion thereof) set forth in this Section 7.4, Parent shall pay to the Company its documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding any other provision of this Agreement and without limiting the Company’s remedies under Section 8.7, the parties agree that the payment of the Parent Termination Fee by the Parent, together with any amounts owed pursuant to Section 5.6 or this Section 7.4(c), shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) available to the Company against the Parent for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement, the Debt Financing, the Debt Commitment Letter and Debt Fee Letter (and the termination thereof) to be consummated or for a breach or failure to perform hereunder or otherwise in the event the Parent Termination Fee becomes due and payable, and, upon payment of the Parent Termination Fee and any amounts owed pursuant to Section 5.6 and this Section 7.4(c) and under the letter of even date hereof between Parent, the Company and Merger Sub, the Parent shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and none of the Debt Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Financing Commitments or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination upon payment of such amount. In addition, without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, the Company hereby waives any rights or claims against the Debt Financing Sources and hereby agrees that in no event shall the Debt Financing Sources have any liability or obligation to the Company and in no event shall the Company seek or obtain any other damages of any kind against any Debt Financing Source (including consequently, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement, the Debt Financing, the Financing Commitments or the transactions contemplated hereby or thereby.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1       Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

SECTION 8.2       Extension of Time; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, to the extent permitted by applicable Law, may (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant to this Agreement or (c) subject to applicable Law, waive compliance by the other party with any of the covenants or conditions contained in this Agreement; provided, however, that after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

SECTION 8.3       Nonsurvival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 8.4       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Company, to:

Aquaventure Holdings Limited

c/o Conyers Corporate Services (B.V.I.) Limited

Commerce House, Wickhams Cay 1

P.O. Box 3140 Road Town

British Virgin Islands VG1110

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:      Mark H. Burnett, Esq.

James A. Matarese, Esq.

Blake Liggio, Esq.

E-mail: mburnett@goodwinlaw.com; jmatarese@goodwinlaw.com;

bliggio@goodwinlaw.com

(ii) if to Parent, Merger Sub or the Surviving Company, to:

Culligan International Company

9399 W. Higgins Rd, Ste 1100

Rosemont, IL 60018

Attention: John Griffith

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention: Ramona Y. Nee

Email: ramona.nee@weil.com

and

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: James R. Griffin
Email:   james.griffin@weil.com

SECTION 8.5       Certain Definitions. For purposes of this Agreement:

“Action” means any action, suit or proceeding by or before any Governmental Entity, and any other analogous arbitration, mediation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Anti-Bribery Laws” means anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Company and its Subsidiaries and their respective operations from time to time, including without limitation (a) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (b) the United Kingdom Bribery Act; (c) anti-bribery legislation promulgated by the European Union and implemented by its member states; and (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign public Officials in International Business.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City or the British Virgin Islands.

“Company IP Contract” means any material Contract to which the Company or any of its Subsidiaries is a party or by which any the Company or any of its Subsidiaries is bound or under which any the Company or any of its Subsidiaries has any right or interest that (i) contains any assignment or license of, or any covenant not to sue with respect to, any material Intellectual Property or (ii) otherwise pertains to any material Licensed Intellectual Property, material Owned Intellectual Property or any material Intellectual Property developed by, with or for the Company or any of its Subsidiaries (in each case excluding (A) non-exclusive licenses to generally commercially available off-the-shelf software that is licensed on standard and non-negotiable commercial terms and (B) licenses for open source Software).

“Company IT Systems” means all computer systems, software, hardware, networks, interfaces, platforms, databases, websites and equipment used by or on behalf of the Company or any of its Subsidiaries.

“Company Phantom Unit” means any phantom shares of the Company granted under the Company Independent Directors’ Deferred Compensation Program.

“Company Registered IP” means, collectively, all registered Trademarks, Patents, registered Copyrights, pending applications to register or obtain any of the foregoing, and Internet domain names, in each case, owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Stock Option” means an option to purchase a Share granted under a Company Stock Plan.

“Company Stock Plans” means, collectively, the Company 2016 Share Option and Incentive Plan, the Company Amended and Restated Equity Incentive Plan, the Quench USA Holdings LLC 2014 Equity Incentive Plan, the Quench USA, Inc. 2008 Stock Plan Incentive Stock Option Plan, and the Company Independent Directors’ Deferred Compensation Program.

“Contract” means any contract, agreement, commitment, deed, mortgage, lease, license or other legally binding understanding or arrangement.

“Control”, including the terms “Controlled by” and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Debt Financing Sources” means the lenders, agents, purchasers, underwriters and/or arrangers of the Debt Financing and/or the Best Efforts Debt Financing, together with their respective affiliates, officers, directors, employees, partners, controlling persons, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements relating thereto.

“Dissenting Shares” means each Share in respect of which the holder thereof has duly and validly exercised a right of dissent in accordance with section 179 of the BVI Act.

“Equity Financing Sources” means each of the parties set forth on Schedule A to that certain Equity Commitment Letter by and among the Parent and the parties set forth on Schedule A thereto.

“Existing First Lien Parent Credit Facility” means that certain Syndicated Facility Agreement, dated as of December 13, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), among AI Aqua (Luxembourg) S.à.r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, AI Aqua Merger Sub, Inc., a Delaware corporation, AI Aqua Zip Bidco Pty Ltd, organized under the laws of New South Wales, Morgan Stanley Senior Funding, Inc., in its capacities as administrative agent and as collateral agent (in such capacities) and as an Issuing Bank and the Swingline Lender (in each case, as defined therein) and Royal Bank of Canada as an Issuing Bank.

“Existing Second Lien Parent Credit Facility” means that certain Second Lien Credit Agreement, dated as of December 13, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), among AI Aqua (Luxembourg) S.à.r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, AI Aqua Merger Sub, Inc., a Delaware corporation and Cortland Capital Market Services LLC, in its capacities as administrative agent and as collateral agent.

“Export Control Laws” means (a) the U.S. Export Administration Act, the U.S. Export Administration Regulations, the U.S. Arms Export Control Act, the U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; (b) the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and (c) other similar export control laws or restrictions applicable to the Company or any of its Subsidiaries from time to time.

“Environmental Laws” means all applicable federal, state, local and foreign Laws concerning the protection of the environment, natural resources, or the protection of human health and safety (as such relates to exposure to Hazardous Materials), or emissions, discharges, releases or threatened releases, or the manufacture, storage, disposal, transportation, or use, of Hazardous Materials.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or other government, or any governmental, regulatory, self-regulatory or administrative authority, branch, agency, organization or commission, or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Materials” means any substance, material or waste that is defined, characterized, listed or otherwise regulated as “toxic,” “hazardous” “pollutant,” “contaminant,” or words of similar effect under Environmental Laws.

“Inside Date” means March 31, 2020; provided, however, that if the audited consolidated balance sheets and statements of operations, comprehensive income and equity and cash flows of the Company and its Subsidiaries as and for the year ended December 31, 2019 (together, the “2019 Audited Financial Statements”) are not delivered to Parent on or prior to March 6, 2020 (the “Targeted Audit Delivery Date”), then the Inside Date shall be extended by the number of days elapsed from the Target Audit Delivery Date through the date the 2019 Audited Financial Statements are delivered to Parent (such date, the “Extended Inside Date”); provided, further, that if the Extended Inside Date is not a Business Day, the Extended Inside Date shall be automatically extended to the next Business Day following the Extended Inside Date.

“Intellectual Property” means all intellectual property and all worldwide rights, title and interest in, to or under any intellectual property, including all of the following: (i) patents and patent applications, provisional patent applications, substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, rights of priority or the like, and any foreign equivalents of any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, brand names, trade dress rights, logos, corporate names, trade names, and other source or business identifiers, and all registrations, applications for registration, renewals and extensions of any of the foregoing, together with all of the goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) copyrights (registered or unregistered), works of authorship, registrations and applications for registration, renewals, extensions and reversions of any of the foregoing and moral rights (collectively, “Copyrights”); (iv) Internet domain names; (v) trade secrets and other confidential and proprietary information, including know-how, technology, discoveries, improvements, formulae, technical information, techniques, inventions (whether or not patentable or reduced to practice), designs, drawings, procedures, processes, models and systems (collectively “Trade Secrets”); (vi) software; and (vii) data and databases.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 8.5 of the Company Disclosure Letter, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, injunction, judgment, award, ruling or order of any Governmental Entity.

“Licensed Intellectual Property” means all Intellectual Property to which the Company or any of its Subsidiaries has been granted a license or other consent or permission to use, practice or otherwise exploit,

“Lien” means any charge, mortgage, lien, pledge, security interest or other analogous right or claim.

“Material Adverse Effect” means any fact, change, effect, event or occurrence that, individually or in the aggregate, would, or would reasonably be expected to, (i) materially and adversely affect the business, results of operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) prevent, materially impede or materially delay the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement; except that for purposes of the foregoing clause “(i)”, in no event shall any of the following (alone or in combination), or any effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (A) any national, international, or regional economic, financial, social or political conditions (including changes therein) in general, including the results of elections, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (B) changes in any financial, credit, capital or securities markets or conditions in the United States or any other country or region in the world, or changes therein, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (C) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (D) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or in standards, guidance, interpretations or enforcement thereof, (E) any change in the market price or trading volume or ratings of any securities of the Company, or any failure of the Company to meet any internal or public projections, forecasts, guidance, budgets, predictions or estimates of, or relating to, the Company or any of its Subsidiaries for any period (it being understood that, in each case, the underlying causes of such change or failure may, if they are not otherwise specifically excluded from the definition of Material Adverse Effect pursuant to this proviso, be taken into account in determining whether a Material Adverse Effect has occurred), (F) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war, (G) the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity, (H) the execution or announcement of this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Entities or other third parties related thereto (it being understood and agreed that this clause (H) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transaction contemplated by this Agreement, or the identity of Parent or any of its Affiliates as the acquiror of the Company), (I) any action taken at the written request of Parent after the date hereof, (J) any demand or Action for appraisal of the fair value of Shares pursuant to the BVI Act in connection herewith, (K) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity in the United States affecting a national or federal government as a whole, (L) any matters fully disclosed, including the consequences thereof, in the Company Disclosure Letter in accordance with Article III, (other than matters included in the Company Disclosure Schedule in response to listing requirements), and (M) changes in general conditions in an industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world; except that, with respect to subclauses (A), (B), (C), (D), (F) and (G), such facts, changes, effects, events or occurrences shall be taken into account to the extent they, individually or in the aggregate, disproportionately affect the Company or its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industry in which the Company operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs, or prevents or materially delays, the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Refinancing” the payment in full of the obligations of Parent and its Subsidiaries under the Existing First Lien Parent Credit Facility and the Existing Second Lien Parent Credit Facility (other than unasserted contingent obligations that expressly survive the payment in full of the obligations thereunder and letters of credit which have been backstopped or cash collateralized in the manner required by the Existing First Lien Parent Credit Facility).

“Permitted Lien” means (a) statutory Liens arising by operation of Law with respect to a liability which is not delinquent, (b) Liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith, in each case, for which there are appropriate reserves in accordance with GAAP, (c) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’, landlords’, lessors’ and other similar Liens relating to obligations as to which there is no default, or the validity or amount of which is being contested in good faith, (d) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (e) with respect to real property, any Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental Law which do not interfere with the current use and operation of the Owned Real Property or Leased Real Property, (f) Liens arising under securities Laws, and (g) all such other exceptions, restrictions, options, easements, immaterial imperfections of title, charges and rights-of-way that do not materially interfere with the use of the property or asset in question as it is employed in the Company and its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Representatives” means directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives.

“Required Information” means (a) all financial statements and other documents and information required by clauses “(a)” and “(b)(i)” of numbered paragraph 6 of Exhibit C to the Debt Commitment Letter and (b) all financial and other information regarding the Company and its Subsidiaries that is reasonably required in order for the Parent and/or the Borrower to complete and deliver a customary confidential information memorandum (other than the portions thereof customarily provided by Debt Financing Sources) to syndicate the Debt Financing under the Debt Commitment Letter.

“RSU” means a restricted share unit granted under a Company Stock Plan that is subject only to time-based vesting.

“Sanctioned Person” means a person that is (a) the subject of Sanctions; (b) normally located in, resident of, or organized under the laws of a country or territory which is the subject of country- or -territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Syria, or the Crimea region); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states; (c) the United Nations; (d) Her Majesty’s Treasury; or (e) other similar governmental bodies with regulatory authority over the Company or any Subsidiary from time to time.

“Sarbanes-Oxley Act” means. the Sarbanes-Oxley Act of 2002, as it may be amended from time to time

“Shareholder Litigation” means any claim or proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Merger or any related transaction (including any such claim or proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Special Committee” means the special committee of the Company Board.

“Specified Jurisdiction” means each of the Virgin Islands of the United States, the British Virgin Islands, the Republic of Trinidad and Tobago, the Republic of Peru and Curacao.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Transaction Documents” means this Agreement, the Plan of Merger and the Articles of Merger, including all schedules, annexes, exhibits, attachments and appendices thereto.

“Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof (including the Special Committee) shall have: (i) effected an Adverse Recommendation Change; or (ii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(b)(ii) through (iv); (b) the Company shall have failed to include the Company Recommendation in the Proxy Statement; (c) the Company Board shall have failed to reaffirm publicly the Company Recommendation within five Business Days after Parent reasonably requests; provided, that (i) if fewer than five Business Days remain from the time of the request for reaffirmation to the date of the Shareholders Meeting, the reference to five Business Days shall be three business days; and (ii) Parent shall not be entitled to request such a reaffirmation more than two times under this clause “(c);” (d) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms the Company Recommendation within five Business Days after such Acquisition Proposal is publicly announced (provided that (i) if fewer than five Business Days remain from the date of such announcement to the date of the Shareholders Meeting, the reference to five Business Days in this clause “(d)” shall be three Business Days prior to the Shareholders Meeting and (ii) Parent shall not be entitled to request such a reaffirmation more than one time under this clause “(c),” with respect to the same, unamended Acquisition Proposal); and (f) the Company or any of its Subsidiaries or any of their Representatives shall have breached any of the provisions set forth in Section 5.2 in any material respect.

SECTION 8.6       Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The Company Disclosure Letter and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in and with respect to the corresponding Section of this Agreement and to all additional Sections of this Agreement to the extent the applicability of such information and disclosure to such additional Sections is reasonably apparent on its face.

SECTION 8.7       Specific Performance. (a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the New York courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree that the right of specific performance is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement.

(b) The parties further agree that (i) by seeking the remedies provided for in this Section 8.7, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.7 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.7 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.7 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 8.7 or anything set forth in this Section 8.7 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available at any time.

(c) Notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to a remedy of specific performance to cause Parent to enforce its right to cause the Equity Financing to be consummated and to effect the Closing only if (i) all of the conditions in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived by the party entitled to so waive (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied if the Closing were to occur at such time), (ii) the Company has confirmed in writing that, if specific performance is granted and the Debt Financing is funded, the Company will take such steps as are within its control to effect the Closing; (iii) the Debt Financing (or, if applicable, the Alternative Debt Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; and (iv) Parent has failed to cause the Closing to occur by the date the Closing is required to have occurred pursuant to Section 1.2. Notwithstanding any provision of this Agreement to the contrary, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to require Parent and Merger Sub to effect the Closing and a payment of the Parent Termination Fee.

(d) In any Action seeking monetary damages against a party or to compel a party to specifically perform its obligations hereunder, the non-prevailing party in such Action (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action.

SECTION 8.8       Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Financing Commitment (or the Best Efforts Debt Financing, as applicable) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

SECTION 8.9       No Third Party Beneficiaries. Except as set forth in Section 8.17 herein with respect to the Debt Financing Sources (a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that:

(i) following the Effective Time, the provisions of Section 5.10 shall be enforceable by the Indemnified Persons as provided therein; and

(ii) following the Effective Time, the provisions of Article II shall be enforceable by each holder of Shares, Company Stock Options, RSUs and Company Phantom Units solely to the extent necessary for any such Person to receive the consideration to which it is entitled pursuant to Article II.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto, and may represent an allocation of risk among the parties hereto associated with particular matters regardless of the knowledge of any of the parties hereto. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.10   Governing Law. The law of the State of New York shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or in equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction, except that (a) the provisions of the BVI Act applicable to the authorization, effectiveness and effects of the Merger will apply to the Merger and (b) the applicable Law of the BVI shall apply to the standard of conduct governing acts by the directors of the Company Board in connection with this Agreement, including with respect to compliance with fiduciary duties.

SECTION 8.11   Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by it or its Affiliates against any other party or its Affiliates shall be brought and determined in the federal court located in the Borough of Manhattan, City of New York, or if not able to be brought in such court, any state court located in the Borough of Manhattan, City of New York (and appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding. Each of the parties agrees not to and to cause its Affiliates not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated hereby except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 8.12   Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.13   Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may, without the consent of the Company, assign its rights and obligations, under this Agreement to one or more Affiliates of Parent; provided, that, Parent shall remain primarily liable for its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.14   Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.14 with respect thereto. Upon such a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.15   Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

SECTION 8.16   Company Disclosure Letter.  The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered of lettered section or subsection of this Agreement, except to the extent that (a) such information is cross-referenced in another part of the Company Disclosure Letter, or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty in this Agreement. The mere listing of a document or other item in, or attachment of a copy thereof to, the Company Disclosure Letter will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other items itself). The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any section of the Company Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a section of the Company Disclosure Letter is or is not material for purposes of this Agreement.

SECTION 8.17   Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party hereto, on behalf of itself, its respective Subsidiaries and each of its respective controlled Affiliates hereby: (a) agrees that any action, suit or proceeding of any kind or description, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing and/or the Best Efforts Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court; (b) agrees that any such action, suit or proceeding shall be governed by and construed and enforced in accordance with the laws, rules or provisions of the State of New York, including its statute of limitations (without giving effect to any conflicts of law principles that would result in the application of the laws of another state); (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Best Efforts Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any action, suit or proceeding brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Best Efforts Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Debt Financing Sources will have any liability or obligation to the Company or any of its Subsidiaries or any of their respective Affiliates or representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Best Efforts Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (g) agrees that (and each other party hereto agrees that) the Debt Financing Sources are express third party beneficiaries of, and may enforce any of the provisions of Section 7.4(c) and this Section 8.17, which shall be binding on all successors and assigns of the Parent, Merger Sub, and the Company and any of its Subsidiaries or any of their respective Affiliates or representatives; and (h) agrees that the provisions of this Section 8.17 and the definitions of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter. Notwithstanding the foregoing, nothing in this Section 8.17 shall in any way limit or modify the rights and obligations of Parent (on behalf of itself, its Affiliates, and its Affiliates’ respective officers, directors, equity holders, employees and agents) under this Agreement or any Debt Financing Sources’ obligations to Parent (on behalf of itself, its Affiliates, and its Affiliates’ respective officers, directors, equity holders, employees and agents) under the Debt Commitment Letter and/or the Best Efforts Debt Financing documentation.

[The remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AQUAVENTURE HOLDINGS LIMITED

By:	/s/ Anthony Ibarguen
	Name:	Anthony Ibarguen
	Title:	President, CEO and Director

CULLIGAN INTERNATIONAL COMPANY

By:	/s/ Frank John Griffith
	Name:	Frank John Griffith
	Title:	Vice President and General Counsel

AMBERJACK MERGER SUB LIMITED

By:	/s/ Samuel Allen Hamood
	Name:	Samuel Allen Hamood
	Title:	Sole Director

[Signature Page to Merger Agreement]

Exhibit A

to

Merger Agreement

Articles of Merger

Articles of Merger

These Articles of Merger are executed on _________________ by Amberjack Merger Sub Limited, a business company incorporated under the laws of the British Virgin Islands with company number 2028398 (“Merger Sub”), and AquaVenture Holdings Limited, a business company incorporated under the laws of the British Virgin Islands with company number 1916416 (the “Company”), and pursuant to the provisions of Section 171 of the BVI Business Companies Act, 2004 (as amended, the “Act”), WITNESSETH as follows:

1.	Merger Sub and the Company hereby adopt the Plan of Merger, a copy of which is annexed hereto, with the intent that Merger Sub shall merge with and into the Company, with the Company being the surviving company (the “Surviving Company”) of the merger (the “Merger”), and that the Merger shall be effective on the date that these Articles of Merger are registered by the Registrar of Corporate Affairs.

1.	The Company was incorporated under the Act on 17 June 2016 with company number 1916416.

2.	Merger Sub was incorporated under the Act on 20 December 2019 with company number 2028398.

3.	The Memorandum and Articles of Association of the Company were first registered by the Registrar of Corporate Affairs in the British Virgin Islands on 17 June 2016 (and were last amended and restated on 7 October 2016).

4.	The Memorandum and Articles of Association of Merger Sub were first registered by the Registrar of Corporate Affairs in the British Virgin Islands on 20 December 2019.

5.	The Merger and Plan of Merger were approved by the board of directors of the Company on [day] [month] 20[20] and authorized by the shareholders of the Company at a duly constituted meeting of the shareholders on [day] [month] 20[20].

6.	The Merger and Plan of Merger were approved by the sole director of Merger Sub on [●] December 2019 and authorized by a written resolution of the sole member of Merger Sub on [●] December 2019.

7.	The memorandum of association and articles of association of the Company shall be the memorandum of association and articles of association of the Surviving Company.

8.	The Company and Merger Sub have each complied with all the provisions of the laws of the British Virgin Islands to enable them to merge upon the date on which these Articles of Merger are registered by the Registrar of Corporate Affairs.

9.	These Articles of Merger may be executed in counterparts which, when taken together, shall constitute one instrument.

[Signature page follows.]

A-1

IN WITNESS WHEREOF the parties hereto have caused these Articles of Merger to be executed on this ______________________.

SIGNED for and on behalf of	)
Amberjack Merger Sub Limited	)
By:	)
Title:	)
)
)

SIGNED for and on behalf of	)
AquaVenture Holdings Limited	)
By:	)
Title:	)
)
)

A-2

Exhibit B

to

Merger Agreement

Plan of Merger

Plan of Merger

This Plan of Merger is for the merger between Amberjack Merger Sub Limited, a business company incorporated under the laws of the British Virgin Islands with company number 2028398 (“Merger Sub”), and AquaVenture Holdings Limited, a business company incorporated under the laws of the British Virgin Islands with company number 1916416 (the “Company”). Merger Sub and the Company are collectively referred to as the “Constituent Companies”.

WHEREAS each of Merger Sub and the Company is a business company existing under and by virtue of the BVI Business Companies Act, 2004 (as amended, the “Act”) and each is entering into this Plan of Merger pursuant to the provisions of Section 170 of the Act; and

WHEREAS the board of directors or sole director (as applicable) of each Constituent Company has determined that it is desirable and in the best interests of its respective Constituent Company and its respective members that Merger Sub be merged with and into the Company, with the Company being the surviving company of the merger (the “Merger”).

In accordance with Section 170(2) of the Act:

1.	The constituent companies to the Merger are Merger Sub and the Company.

2.	The surviving company of the Merger is the Company (the “Surviving Company”).

3.	Merger Sub has 100 ordinary shares of no par value of a single class in issue, all of which are entitled to vote on the Merger as one class.

4.	The Company has [●] ordinary shares of no par value of a single class in issue (the “Company Shares”). All of the Company Shares are entitled to vote on the Merger together as one class.

5.	Upon the Merger, the separate corporate existence of Merger Sub shall cease and the Surviving Company shall become the owner, without further action, of all the assets, property, rights, privileges, immunities, powers, objects and purposes of the Constituent Companies and the Surviving Company shall become subject to all claims, debts, liabilities and obligations of the Constituent Companies.

6.	The terms and conditions of the Merger, including the manner and basis of cancelling, reclassifying or converting the shares of the Constituent Companies into shares, debt obligations or other securities in the Company, or money or other assets, or a combination thereof, shall be as set out below and as further set forth in the merger agreement between Culligan International Company, Merger Sub and the Company entered into on [●] December 2019 (the "Merger Agreement") and circulated to the shareholders on or about the date of this Plan of Merger. At the effective time of the Merger (the “Effective Time”):

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(a)	each Company Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares (as each such term is defined below)) shall be converted automatically into and shall thereafter represent only the right to receive US$[●] in cash, without interest (the “Merger Consideration”), and all Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, the aforementioned Merger Considering being subject to adjustment in accordance with the terms of the Merger Agreement;

(b)	each Company Share that is a treasury share or is owned, directly or indirectly, by Culligan International Company, Merger Sub or any wholly-owned subsidiary of the Company immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)	each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company; and

(d)	each Company Share in respect of which the holder thereof has duly and validly exercised a right of dissent in accordance with Section 179 of the Act (collectively, the “Dissenting Shares”) shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Dissenting Shares shall cease to be a shareholder of the Company (and shall not be a shareholder of the Surviving Company) and shall cease to have any rights thereto (including any right to receive such holder’s portion of the aggregate Merger Consideration), subject to and except for such rights as are granted under Section 179 of the Act.

7.	The memorandum and articles of association of the Company shall be amended and restated in the form attached hereto as Schedule 1.

8.	The Merger shall be effective on the date on which the Articles of Merger relating to the Merger are registered by the Registrar of Corporate Affairs.

9.	This Plan of Merger may be executed in counterparts which, when taken together, shall constitute one instrument.

[Signature page follows.]

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IN WITNESS WHEREOF the parties hereto have caused this Plan of Merger to be executed on _____________________.

SIGNED for and on behalf of	)
Amberjack Merger Sub Limited	)
By:	)
Title:	)
)
)

SIGNED for and on behalf of	)
AquaVenture Holdings Limited	)
By:	)
Title:	)
)
)

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Exhibit C

to

Merger Agreement

Memorandum of Association and Articles of Association of the Surviving Company

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

AND ARTICLES OF ASSOCIATION

OF

AquaVenture Holdings Limited

Incorporated on the 17th June, 2016

Amended and Restated on 30 September, 2016

Amended and Restated on 7 October, 2016

Filed on [day] [month] 2020

Conyers Trust Company (BVI) Limited

P.O. Box 3140

Road Town

Tortola

British Virgin Islands

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AquaVenture Holdings Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT

MEMORANDUM OF ASSOCIATION

OF

AquaVenture Holdings Limited

1.	NAME

The name of the Company is AquaVenture Holdings Limited (the "Company").

2.	STATUS

The Company is a company limited by shares.

3.	REGISTERED OFFICE AND REGISTERED AGENT

(a)          The first registered office of the Company is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. The directors or Members may from time to time change the registered office of the Company by Resolution of Directors or Resolution of Members.

(b)          The first registered agent of the Company is Codan Trust Company (B.V.I.) Ltd. of Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. The directors or Members may from time to time change the registered agent of the Company by Resolution of Directors or Resolution of Members.

4.	CAPACITY AND POWERS

Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)          full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)          for the purposes of subparagraph (a), full rights, powers and privileges.

5.	NUMBER AND CLASSES OF SHARES

The Company is authorised to issue up to a maximum of 50,000 ordinary shares of a single class without par value in one or more series.

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6.	RIGHTS ATTACHING TO SHARES

Subject to the Articles, the terms of the issue of any share, or any Resolution of Members to the contrary (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), a share of the Company confers on the holder:

(a)          the right to one vote at a meeting of the Members or on any Resolution of Members;

(b)          the right to an equal share in any Distribution paid by the Company; and

(c)           the right to an equal share in the distribution of the surplus assets of the Company on a winding up.

7.	VARIATION OF CLASS RIGHTS

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Company is being wound-up, may be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

8.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9.	REGISTERED SHARES

The Company shall issue registered shares only, and such shares may be in full or fractional form. The Company is not authorised to issue bearer shares, convert registered shares to bearer shares, or exchange registered shares for bearer shares.

10.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

Subject to Clause 7, the Company may amend its Memorandum or Articles by a Resolution of Members or a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)          to restrict the rights or powers of the Members to amend the Memorandum or Articles;

(b)          to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;

(c)           in circumstances where the Memorandum or Articles cannot be amended by the Members;

(d)          to clauses 6, 7, 8 or this clause 10.

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11.	DEFINITIONS

The meanings of words in this Memorandum are as defined in the Articles annexed hereto.

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AquaVenture Holdings Limited

We, CODAN TRUST COMPANY (B.V.I.) LTD., registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association on the 17th day of June, 2016:

Incorporator

CODAN TRUST COMPANY (B.V.I.) LTD.

SGD: Andrew Swapp

For and on behalf of

Codan Trust Company (B.V.I.) Ltd.

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AquaVenture Holdings Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT

ARTICLES OF ASSOCIATION

OF

AquaVenture Holdings Limited

(a company limited by shares)

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TABLE OF CONTENTS

interpretation
1.	Definitions
SHARES
2.	Power to Issue Shares
3.	Power of the Company to Purchase its Shares
4.	Treatment of Purchased, Redeemed or Acquired Shares
5.	Treasury Shares
6.	Consideration
7.	Forfeiture of Shares
8.	Share Certificates
9.	Fractional Shares
REGISTRATION OF SHARES
10.	Register of Members
11.	Registered Holder Absolute Owner
12.	Transfer of Registered Shares
13.	Transmission of Registered Shares
ALTERATION OF SHARES
14.	Power to Alter Shares
15.	Restrictions on the Division of Shares
DISTRIBUTIONS
16.	Distributions
17.	Power to Set Aside Profits
18.	Unauthorised Distributions
19.	Distributions to Joint Holders of Shares
MEETINGS OF MEMBERS
20.	General Meetings
21.	Location
22.	Requisitioned General Meetings
23.	Notice
24.	Giving Notice
25.	Service of Notice
26.	Participating in Meetings by Telephone
27.	Quorum at General Meetings
28.	Chairman to Preside
29.	Voting on Resolutions

30.	Power to Demand a Vote on a Poll
31.	Voting by Joint Holders of Shares
32.	Instrument of Proxy
33.	Representation of Members
34.	Adjournment of General Meetings
35.	Business at Adjourned Meetings
36.	Directors Attendance at General Meetings
DIRECTORS AND OFFICERS
37.	Election of Directors
38.	Number of Directors
39.	Term of Office of Directors
40.	Alternate and Reserve Directors
41.	Removal of Directors
42.	Vacancy in the Office of Director
43.	Remuneration of Directors
44.	Resignation of directors
45.	Directors to Manage Business
46.	Committees of Directors
47.	Officers and Agents
48.	Removal of Officers and Agents
49.	Duties of Officers
50.	Remuneration of Officers
51.	Standard of Care
52.	Conflicts of Interest
53.	Indemnification and Exculpation
MEETINGS OF THE BOARD OF DIRECTORS
54.	Board Meetings
55.	Notice of Board Meetings
56.	Participation in Meetings by Telephone
57.	Quorum at Board Meetings
58.	Board to Continue in the Event of Vacancy
59.	Chairman to Preside
60.	Powers of Sole Director
61.	Proceedings if One Director

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CORPORATE RECORDS
62.	Documents to be Kept
63.	Form and Use of Seal
ACCOUNTS
64.	Books of Account
65.	Form of Records
66.	Financial Statements
67.	Distribution of Accounts
AUDITS
68.	Audit
69.	Appointment of Auditor
70.	Remuneration of Auditor
71.	Duties of Auditor
72.	Access to Records
73.	Auditor Entitled to Notice
VOLUNTARY LIQUIDATION
74.	Liquidation
FUNDAMENTAL CHANGES
75.	Changes
76.	Continuation under Foreign Law

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interpretation

1.	Definitions

1.1.	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Act”	BVI Business Companies Act, as from time to time amended or restated;
“Articles”	these Articles of Association as originally registered or as from time to time amended or restated;
“Board”	the board of directors appointed or elected pursuant to these Articles and acting by Resolution of Directors;
“Company”	AquaVenture Holdings Limited;
“Distribution”

(a)  the direct or indirect transfer of an asset, other than the Company’s own shares, to or for the benefit of a Member; or

(b)  the incurring of a debt to or for the benefit of a Member;

in relation to shares held by a Member and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend;

“Member”	a person whose name is entered in the register of members as the holder of one or more shares, or fractional shares, in the Company;
“Memorandum”	the Memorandum of Association of the Company as originally registered or as from time to time amended or restated;
“Resolution of Directors”

(a)  a resolution approved at a duly constituted meeting of directors or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain; or

(b)  a resolution consented to in writing by all of the directors or of all the members of the committee, as the case may be;

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“Resolution of Members”

(a)    a resolution approved at a duly constituted meeting of Members by the affirmative vote of a simple majority of the votes of those Members entitled to vote and voting on the resolution; or

(b)    a resolution consented to in writing by all of the Members entitled to vote thereon;

“Seal”	the common seal of the Company;
“Secretary”	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary; and
“Treasury Share”	a share of the Company that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled.

1.2.	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	a reference to voting in relation to shares shall be construed as a reference to voting by Members holding the shares, except that it is the votes allocated to the shares that shall be counted and not the number of Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction;

(e)	a reference to money is, unless otherwise stated, a reference to the currency in which shares of the Company shall be issued;

(f)	the words:-

(i)	"may" shall be construed as permissive; and

(ii)	"shall" shall be construed as imperative; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Articles.

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1.3.	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

Subject to the provisions of the Memorandum, the unissued shares of the Company shall be at the disposal of the Board which may, without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as the Company may by Resolution of Directors determine.

3.	Power of the Company to Purchase its Shares

Subject to these Articles, the Company may by Resolution of Directors, purchase, redeem or otherwise acquire and hold its own shares. Sections 60, 61 and 62 of the Act shall not apply to the Company.

4.	Treatment of Purchased, Redeemed or Acquired Shares

4.1.	Subject to article 4.2, a share that the Company purchases, redeems or otherwise acquires may be cancelled or held by the Company as a Treasury Share.

4.2.	The Company may only hold a share that has been purchased, redeemed or otherwise acquired as a Treasury Share if the number of shares purchased, redeemed or otherwise acquired, when aggregated with shares of the same class already held by the Company as Treasury Shares, does not exceed 50% of the shares of that class previously issued by the Company, excluding shares that have been cancelled.

5.	Treasury Shares

5.1.	Treasury Shares may be transferred by the Company and the provisions of the Act, the Memorandum and these Articles that apply to the issue of shares apply to the transfer of Treasury Shares.

5.2.	All the rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by or against the Company while it holds the share as a Treasury Share.

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6.	Consideration

6.1.	A share may be issued for consideration, in any form or a combination of forms, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

6.2.	No share may be issued for a consideration, which is in whole or part, other than money unless the Board passes a resolution stating:

(a)	the amount to be credited for the issue of the share; and

(b)	that, in its opinion, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the share.

6.3.	No share may be issued by the Company that:

(a)	increases the liability of a person to the Company; or

(b)	imposes a new liability on a person to the Company,

unless that person, or an authorised agent of that person, agrees in writing to becoming the holder of the share.

6.4.	The consideration for a share with par value shall not be less than the par value of the share.

6.5.	A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

7.	Forfeiture of Shares

7.1.	Where a share is not fully paid for on issue, the Board may, subject to the terms on which the share was issued, at any time serve upon the Member a written notice of call specifying a date for payment to be made.

7.2.	The written notice of call shall name a further date not earlier than the expiration of fourteen days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice, the share will be liable to be forfeited.

7.3.	Where a notice complying with the foregoing provisions has been issued and the requirements of the notice have not been complied with, the Board by Resolution of Directors may, at any time before tender of payment, forfeit and cancel the share to which the notice relates and direct that the register of members be updated.

7.4.	Upon forfeiture and cancellation pursuant to article 7.3, the Company shall be under no obligation to refund any moneys to that Member and that Member shall be discharged from any further obligation to the Company as regards the forfeited share.

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8.	Share Certificates

8.1.	The Company shall not be required to issue certificates in respect of its shares to a Member, but may elect to do so by the determination of any one director or the Secretary in his sole discretion, upon the request and at the expense of the Member.

8.2.	If the Company issues share certificates, the certificates shall be signed by at least one director or such other person who may be authorised by Resolution of Directors to sign share certificates, or shall be under the common seal of the Company, with or without the signature of any director, and the signatures and common seal may be facsimiles.

8.3.	Any Member receiving a share certificate for registered shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a share certificate for registered shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

9.	Fractional Shares

The Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

REGISTRATION OF SHARES

10.	Register of Members

10.1.	The Board shall cause there to be kept a register of members in which there shall be recorded the name and address of each Member, the number of each class and series of shares held by each Member, the date on which the name of each Member was entered in the register of members and the date upon which any person ceased to be a Member.

10.2.	The register of members may be in such form as the Board may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Unless the Board otherwise determines, the magnetic, electronic or other data storage form shall be the original register of members.

11.	Registered Holder Absolute Owner

11.1.	The entry of the name of a person in the register of members as a holder of a share in the Company is prima facie evidence that legal title in the share vests in that person.

11.2.	The Company may treat the holder of a registered share as the only person entitled to:

(a)	exercise any voting rights attaching to the share;

(b)	receive notices;

(c)	receive a Distribution in respect of the share; and

(d)	exercise other rights and powers attaching to the share.

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12.	Transfer of Registered Shares

12.1.	Registered shares in the Company shall only be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee.

12.2.	The instrument of transfer shall also be signed by the transferee if registration as a holder of the share imposes a liability to the Company on the transferee.

12.3.	The instrument of transfer shall be sent to the Company for registration.

12.4.	The Company shall, on receipt of an instrument of transfer, enter the name and address of the transferee of the share in the register of members unless the Board resolves to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

12.5.	The Board is permitted to pass a Resolution of Directors refusing or delaying the registration of a transfer where it reasonably determines that it is in the best interest of the Company to do so. Without limiting the generality of the foregoing, the Board may refuse or delay the registration of a transfer of shares if the transferor has failed to pay an amount due in respect of those shares.

12.6.	Where the Board passes a resolution to refuse or delay the registration of a transfer, the Company shall, as soon as practicable, send the transferor and the transferee a notice of the refusal or delay.

12.7.	The transfer of a share is effective when the name of the transferee is entered in the register of members and the Company shall not be required to treat a transferee of a share in the Company as a Member until the transferee's name has been entered in the register of members.

12.8.	If the Board is satisfied that an instrument of transfer has been signed but that the instrument has been lost or destroyed, it may resolve:

(a)	to accept such evidence of the transfer of the shares as they consider appropriate; and

(b)	that the transfer of shares be recorded, including by the entry of the transferee's name in the register of members.

13.	Transmission of Registered Shares

13.1.	The executor or administrator of the estate of a deceased Member, the guardian of an incompetent Member, the liquidator of an insolvent Member or the trustee of a bankrupt Member shall be the only person recognised by the Company as having any title to the Member's share.

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13.2.	Any person becoming entitled by operation of law or otherwise to a share in consequence of the death, incompetence or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the Board. An application by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of the share of the deceased, incompetent or bankrupt Member and the Board shall treat it as such.

13.3.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share and such request shall likewise be treated as if it were a transfer.

ALTERATION OF SHARES

14.	Power to Alter Shares

14.1.	The Company may amend the Memorandum to increase or reduce the maximum number of shares that the Company is authorised to issue, or to authorise the Company to issue an unlimited number of shares.

14.2.	Subject to the Memorandum and these Articles, the Company may:

(a)	divide its shares, including issued shares, into a larger number of shares; or

(b)	combine its shares, including issued shares, into a smaller number of shares;

(c)	provided that, where shares are divided or combined, the aggregate par value (if any) of the new shares must be equal to the aggregate par value (if any) of the original shares.

14.3.	A division or combination of shares, including issued shares, of a class or series shall be for a larger or smaller number, as the case may be, of shares in the same class or series.

15.	Restrictions on the Division of Shares

The Company shall not divide its shares if it would cause the maximum number of shares that the Company is authorised to issue to be exceeded.

DISTRIBUTIONS

16.	Distributions

16.1.	The Board may, by Resolution of Directors, authorise a Distribution by the Company to Members at such time and of such an amount as it thinks fit if it is satisfied, on reasonable grounds, that immediately after the Distribution, the value of the Company's assets exceeds its liabilities and the Company is able to pay its debts as they fall due. The resolution shall include a statement to that effect.

16.2.	Notice of any Distribution that may have been authorised shall be given to each Member entitled to the Distribution in the manner provided in article 24 and all Distributions unclaimed for three years after having been authorised may be forfeited by Resolution of Directors for the benefit of the Company.

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17.	Power to Set Aside Profits

The Board may, before authorising any Distribution, set aside out of the profits of the Company such sum as it thinks proper as a reserve fund, and may invest the sum so set apart as a reserve fund in such securities as it may select.

18.	Unauthorised Distributions

18.1.	If, after a Distribution is authorised and before it is made, the Board ceases to be satisfied on reasonable grounds that immediately after the Distribution the value of the Company's assets exceeds its liabilities and the Company is able to pay its debts as they fall due, such Distribution is deemed not to have been authorised.

18.2.	A Distribution made to a Member at a time when, immediately after the Distribution, the value of the Company's assets did not exceed its liabilities and the Company was not able to pay its debts as they fell due, is subject to recovery in accordance with the provisions of the Act.

19.	Distributions to Joint Holders of Shares

If two or more persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any Distribution payable in respect of such shares.

MEETINGS OF MEMBERS

20.	General Meetings

The Board, by Resolution of Directors, may convene meetings of the Members of the Company at such times and in such manner as the Board considers necessary or desirable.

21.	Location

Any meeting of the Members may be held in such place within or outside the British Virgin Islands as the Board considers appropriate.

22.	Requisitioned General Meetings

The Board shall call a meeting of the Members if requested in writing to do so by Members entitled to exercise at least thirty percent of the voting rights in respect of the matter for which the meeting is being requested.

23.	Notice

23.1.	The Board shall give not less than seven days notice of meetings of Members to those persons whose names, on the date the notice is given, appear as Members in the register of members of the Company and are entitled to vote at the meeting.

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23.2.	A meeting of Members held in contravention of the requirement in article 23.1 is valid if Members holding a ninety percent majority of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall be deemed to constitute waiver on his part.

23.3.	The inadvertent failure of the Board to give notice of a meeting to a Member, or the fact that a Member has not received notice, does not invalidate the meeting.

24.	Giving Notice

24.1.	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member's address in the register of members or to such other address given for the purpose. Notice may be sent by mail, courier service, facsimile, electronic mail or other mode of representing words in a legible form as agreed by such Member.

24.2.	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the register of members and notice so given shall be sufficient notice to all the holders of such shares.

25.	Service of Notice

Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or transmitted by facsimile, electronic mail or other method as the case may be.

26.	Participating in Meetings by Telephone

A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.

27.	Quorum at General Meetings

27.1.	A meeting of Members is properly constituted if, at the commencement of the meeting there are present in person or by proxy not less than fifty percent of the votes of the shares or class or series of shares entitled to vote on Resolutions of Members to be considered at the meeting.

27.2.	If, within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the Board may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

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27.3.	If a quorum is present, notwithstanding the fact that such quorum may be represented by only one person, then such person may resolve any matter and a certificate signed by such person accompanied, where such person be a proxy, by a copy of the proxy form, shall constitute a valid Resolution of Members.

28.	Chairman to Preside

At every meeting of Members, the chairman of the Board shall preside as chairman of the meeting. If there is no chairman of the Board or if the chairman of the Board is not present at the meeting, the Members present shall choose one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.

29.	Voting on Resolutions

At any meeting of the Members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

30.	Power to Demand a Vote on a Poll

30.1.	At any meeting of Members a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class or series of shares and subject to the provisions of these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

30.2.	If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

31.	Voting by Joint Holders of Shares

The following shall apply where shares are jointly owned: (a) if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member; (b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all of them; and (c) if two or more of the joint owners are present in person or by proxy they must vote as one.

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32.	Instrument of Proxy

32.1.	A Member may be represented at a meeting of Members by a proxy (who need not be a Member) who may speak and vote on behalf of the Member.

32.2.	An instrument appointing a proxy shall be in such form as the Board may from time to time determine or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

32.3.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

32.4.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

33.	Representation of Members

33.1.	Any person other than an individual which is a Member may by resolution in writing (certified or signed by a duly authorised person) of its directors or other governing body authorise such person as it thinks fit to act as its representative (in this article, "Representative") at any meeting of the Members or at the meeting of the Members of any class or series of shares and the Representative shall be entitled to exercise the same powers on behalf of the Member which he represents as that Member could exercise if it were an individual.

33.2.	The right of a Representative shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Board may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Board may rely and act upon such advice without incurring any liability to any Member.

34.	Adjournment of General Meetings

The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place.

35.	Business at Adjourned Meetings

No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36.	Directors Attendance at General Meetings

Directors of the Company may attend and speak at any meeting of Members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

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DIRECTORS AND OFFICERS

37.	Election of Directors

37.1.	The first registered agent of the Company shall, within six months of the date of incorporation of the Company, appoint one or more persons as the first director or directors of the Company. Thereafter, the directors shall be elected by a Resolution of Directors or a Resolution of Members.

37.2.	No person shall be appointed as a director or nominated as a reserve director unless he has consented in writing to act as a director or to be nominated as a reserve director.

37.3.	A director shall not require a share qualification, and may be an individual or a company.

37.4.	Any director which is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at Board meetings or with respect to unanimous written consents.

38.	Number of Directors

The maximum number of directors may be fixed either by a Resolution of Directors or a Resolution of Members, provided that if the maximum number of directors is fixed by a Resolution of Members, then any change to the maximum number of directors shall only be made by a Resolution of Members.

39.	Term of Office of Directors

Each director shall hold office for the term, if any, as may be specified in the resolution appointing him or until his earlier death, resignation or removal.

40.	Alternate and Reserve Directors

40.1.	A director may at any time appoint any person (including another director) to be his alternate director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the director and deposited at the Registered Office or delivered at a meeting of the Board.

40.2.	The appointment of an alternate director shall terminate on the happening of any event which, if he were a director, would cause him to vacate such office or if his appointor ceases for any reason to be a director.

40.3.	An alternate director has the same rights as the appointing director in relation to any directors' meeting and any written resolution circulated for written consent, save that he may not himself appoint an alternate director or a proxy. Any exercise by the alternate director of the appointing director's powers in relation to the taking of decisions by the directors is as effective as if the powers were exercised by the appointing director.

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40.4.	If an alternate director is himself a director or attends a meeting of the Board as the alternate director of more than one director, his voting rights shall be cumulative.

40.5.	Unless the Board determines otherwise, an alternate director may also represent his appointor at meetings of any committee of the directors on which his appointor serves; and this Article shall apply equally to such committee meetings as to meetings of the Board.

40.6.	Where the Company has only one Member who is an individual and that Member is also the sole director, the sole member/director may, by instrument in writing, nominate a person who is not disqualified from being a director under the Act as a reserve director in the event of his death.

40.7.	The nomination of a person as a reserve director ceases to have effect if: (a) before the death of the sole Member/director who nominated him he resigns as reserve director, or the sole Member/director revokes the nomination in writing, or (b) the sole Member/director who nominated him ceases to be the sole Member/director for any reason other than his death.

41.	Removal of Directors

41.1.	A director may be removed from office, with or without cause:

(a)	by a Resolution of Members at a meeting of the Members called for the purpose of removing the director or for purposes including the removal of the director; or

(b)	by a Resolution of Members consented to in writing by all of the Members entitled to vote thereon.

41.2.	Notice of a meeting called under article 41.1(a) shall state that the purpose of the meeting is, or the purposes of the meeting include, the removal of a director.

42.	Vacancy in the Office of Director

42.1.	Notwithstanding article 37, the Board may appoint one or more directors to fill a vacancy on the Board.

42.2.	For the purposes of this article, there is a vacancy on the Board if a director dies or otherwise ceases to hold office as a director prior to the expiration of his term of office or there is otherwise a vacancy in the number of directors as fixed pursuant to article 38.

42.3.	The term of any appointment under this article may not exceed the term that remained when the person who has ceased to be a director left or otherwise ceased to hold office.

43.	Remuneration of Directors

With the prior or subsequent approval by a Resolution of Members, the Board may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

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44.	Resignation of directors

A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

45.	Directors to Manage Business

45.1.	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board.

45.2.	The Board has all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company.

45.3.	The Board may authorise the payment of all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the Members of the Company, subject to any delegation of such powers as may be authorised by these Articles and to such requirements as may be prescribed by a Resolution of Members; but no requirement made by a Resolution of Members shall prevail if it is inconsistent with these Articles nor shall such requirement invalidate any prior act of the Board which would have been valid if such requirement had not been made.

45.4.	Subject to the provisions of the Act, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

46.	Committees of Directors

46.1.	The Board may, by a Resolution of Directors, designate one or more committees of directors, each consisting of one or more directors.

46.2.	Each committee of directors has such powers and authorities of the Board, including the power and authority to affix the Seal, as are set forth in these Articles or the Resolution of Directors establishing the committee, except that the Board has no power to delegate the following powers to a committee of directors:

(a)	to amend the Memorandum or these Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint or remove directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or approve a liquidation plan; or

(h)	to make a determination that the Company will, immediately after a proposed Distribution, meet the solvency test set out in the Act.

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46.3.	A committee of directors, where authorised by the Board, may appoint a sub-committee.

46.4.	The meetings and proceedings of each committee of directors consisting of two or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

47.	Officers and Agents

47.1.	The Board may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. Such officers may consist of a chairman of the Board, a vice chairman of the Board, a president and one or more vice presidents, secretaries and treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

47.2.	Each officer or agent has such powers and authorities of the Board, including the power and authority to affix the Seal, as are set forth in these Articles or the Resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the following:

(a)	to amend the Memorandum or these Articles;

(b)	to change the registered office or agent;

(c)	to designate committees of directors;

(d)	to delegate powers to a committee of directors;

(e)	to appoint or remove directors;

(f)	to appoint or remove an agent;

(g)	to fix emoluments of directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency or approve a liquidation plan;

(j)	to make a determination that the Company will, immediately after a proposed distribution, meet the solvency test set out in the Act; or

(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

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48.	Removal of Officers and Agents

The officers and agents of the Company shall hold office until their successors are duly elected and qualified, but any officer or agent elected or appointed by the Board may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

49.	Duties of Officers

In the absence of any specific allocation of duties it shall be the responsibility of the chairman of the Board to preside at meetings of directors and Members, the vice chairman to act in the absence of the chairman, the president to manage the day to day affairs of the Company, the vice presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the Secretary to maintain the register of members, register of directors, minute books, records (other than financial records) of the Company, and Seal and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

50.	Remuneration of Officers

The emoluments of all officers shall be fixed by Resolution of Directors.

51.	Standard of Care

A director, when exercising powers or performing duties as a director, shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, (a) the nature of the Company, (b) the nature of the decision, and (c) the position of the director and the nature of the responsibilities undertaken by him.

52.	Conflicts of Interest

52.1.	A director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board, unless the transaction or proposed transaction (a) is between the director and the Company and (b) is to be entered into in the ordinary course of the Company's business and on usual terms and conditions.

52.2.	A transaction entered into by the Company in respect of which a director is interested is voidable by the Company unless the director complies with article 52.1 or (a) the material facts of the interest of the director in the transaction are known by the Members entitled to vote at a meeting of Members and the transaction is approved or ratified by a Resolution of Members or (b) the Company received fair value for the transaction.

52.3.	For the purposes of this article, a disclosure is not made to the Board unless it is made or brought to the attention of every director on the Board.

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52.4.	A director who is interested in a transaction entered into or to be entered into by the Company may vote on a matter relating to the transaction, attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum and sign a document on behalf of the Company, or do any other thing in his capacity as director that relates to the transaction.

53.	Indemnification and Exculpation

53.1.	Subject to article 53.2 the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

53.2.	Article 53.1 does not apply to a person referred to in that Article unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

53.3.	The decision of the Board as to whether the person acted honestly and in good faith and in what he believed to be the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

53.4.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

53.5.	If a person referred to in this article has been successful in defence of any proceedings referred to therein, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

53.6.	Expenses, including legal fees, incurred by a director or officer (or former director or former officer) in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director or officer (or former director, or former officer, as the case may be) to repay the amount if it shall ultimately be determined that the director or officer (or former director, or former officer as the case may be) is not entitled to be indemnified by the Company.

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53.7.	The indemnification and advancement of expenses provided by, or granted under, these Articles are not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Members, resolution of disinterested directors or otherwise, both as to acting in the person's official capacity and as to acting in another capacity while serving as a director of the Company.

53.8.	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under article 53.1.

MEETINGS OF THE BOARD OF DIRECTORS

54.	Board Meetings

The Board or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as it may determine to be necessary or desirable. Any director or the Secretary of the Company may call a Board meeting.

55.	Notice of Board Meetings

A director shall be given reasonable notice of a Board meeting, but a Board meeting held without reasonable notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting waive notice of the meeting, and for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part (except where a director attends a meeting for the express purpose of objecting to the transaction of business on the grounds that the meeting is not properly called). The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

56.	Participation in Meetings by Telephone

A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

57.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of directors shall be two directors.

58.	Board to Continue in the Event of Vacancy

The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum for a Board meeting, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or summoning a meeting of Members.

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59.	Chairman to Preside

At every Board meeting, the chairman of the Board shall preside as chairman of the meeting. If there is not a chairman of the Board or if the chairman of the Board is not present at the meeting, the vice chairman of the Board shall preside. If there is no vice chairman of the Board or if the vice chairman of the Board is not present at the meeting, the directors present shall choose one of their number to be chairman of the meeting.

60.	Powers of Sole Director

If the Company shall have only one director the provisions herein contained for Board meetings shall not apply but such sole director shall have full power to represent and act for the Company in all matters as are not by the Act or the Memorandum or these Articles required to be exercised by the Members of the Company.

61.	Proceedings if One Director

If the Company shall have only one director, in lieu of minutes of a meeting the director shall record in writing and sign a note or memorandum (or adopt a resolution in writing) concerning all matters requiring a Resolution of Directors and such note, memorandum or resolution in writing shall be kept in the minute book. Such a note, memorandum or resolution in writing shall constitute sufficient evidence of such resolution for all purposes.

CORPORATE RECORDS

62.	Documents to be Kept

62.1.	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and these Articles;

(b)	the register of members or a copy of the register of members;

(c)	the register of directors or a copy of the register of directors;

(d)	the register of charges or a copy of the register of charges;

(e)	copies of all notices and other documents filed by the Company in the previous ten years.

62.2.	Where the Company keeps a copy of its register of members or register of directors at the office of its registered agent, it shall within fifteen days of any change in the register, notify the registered agent, in writing, of the change, and it shall provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

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62.3.	Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within fourteen days of the change of location.

62.4.	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Board may determine:

(a)	the minutes of meetings and Resolutions of Members and of classes of Members; and

(b)	the minutes of meetings and Resolutions of Directors and committees of directors.

62.5.	Where any of the minutes or resolutions described in the previous article are kept at a place other than at the office of the Company's registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept.

62.6.	Where the place at which any of the records described in article 62.4 is changed, the Company shall provide the registered agent with the physical address of the new location of the records within fourteen days of the change of location.

62.7.	The Company's records shall be kept in written form or either wholly or partly as electronic records.

63.	Form and Use of Seal

The Board shall provide for the safe custody of the Seal. An imprint thereof shall be kept at the office of the registered agent of the Company. The Seal when affixed to any written instrument shall be witnessed by any one director, the Secretary or Assistant Secretary, or by any person or persons so authorised from time to time by Resolution of Directors.

ACCOUNTS

64.	Books of Account

The Company shall keep records and underlying documentation that:

(a)	are sufficient to show and explain the Company's transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

65.	Form of Records

65.1.	The records required to be kept by the Company under the Act, the Mutual Legal Assistance (Tax Matters Act), 2003, the Memorandum or these Articles shall be kept in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (British Virgin Islands).

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65.2.	The records and underlying documentation shall be kept for a period of at least five years from the date of completion of the relevant transaction or the date the Company terminates the business relationship to which the records and underlying documentation relate.

66.	Financial Statements

66.1.	If required by a Resolution of Members, the Board shall cause to be made out and served on the Members or laid before a meeting of Members a profit and loss account and balance sheet of the Company for such period and on such recurring basis as the Members think fit.

66.2.	The Company's profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for that financial period, and a true and fair view of the state of affairs of the Company as at the end of that financial period.

67.	Distribution of Accounts

A copy of such profit and loss account and balance sheet shall be served on every Member in the manner and with similar notice to that prescribed herein for calling a meeting of Members or upon such shorter notice as the Members may agree to accept.

AUDITS

68.	Audit

The Company may by Resolution of Members call for the accounts to be examined by an auditor.

69.	Appointment of Auditor

69.1.	The first auditor shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by a Resolution of Members.

69.2.	The auditor may be a Member of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

70.	Remuneration of Auditor

The remuneration of the auditor of the Company:

(a)	in the case of an auditor appointed by the Board, may be fixed by Resolution of Directors; and

(b)	subject to the foregoing, in the case of an auditor appointed by the Members, shall be fixed by Resolution of Members or in such manner as the Company may, by Resolution of Members determine.

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71.	Duties of Auditor

The auditor shall examine each profit and loss account and balance sheet required to be served on every Member of the Company or laid before a meeting of the Members of the Company and shall state in a written report whether or not:

(a)	in its opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b)	all the information and explanations required by the auditor have been obtained.

72.	Access to Records

Every auditor of the Company shall have right of access at all times to the books of account of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditor.

73.	Auditor Entitled to Notice

The auditor of the Company shall be entitled to receive notice of, and to attend any meetings of Members of the Company at which the Company's profit and loss account and balance sheet are to be presented.

VOLUNTARY LIQUIDATION

74.	Liquidation

The Company may be liquidated in accordance with the Act only if (a) it has no liabilities; or (b) it is able to pay its debts as they fall due and the value of its assets equals or exceeds its liabilities. The Board shall be permitted to pass a Resolution of Directors for the appointment of an eligible individual as a voluntary liquidator (or two or more eligible individuals as joint voluntary liquidators) of the Company if the Members have, by a Resolution of Members, approved the liquidation plan in accordance with the Act.

FUNDAMENTAL CHANGES

75.	Changes

Section 175 of the Act shall not apply to the Company.

76.	Continuation under Foreign Law

The Company may by Resolution of Members or by Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

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AquaVenture Holdings Limited

We, CODAN TRUST COMPANY (B.V.I.) LTD., registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association on the 17th day of June, 2016:

Incorporator

CODAN TRUST COMPANY (B.V.I.) LTD.

SGD: Andrew Swapp

For and on behalf of

Codan Trust Company (B.V.I.) Ltd.

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